Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

Exhibit 10.5

***CONFIDENTIAL TREATMENT REQUESTED***

Note: Confidential treatment requested with respect to certain portions hereof denoted with

“***”

Third Amended and Restated Supply and License Agreement

Mayne Pharma Ventures Pty Ltd (Mayne Pharma) HedgePath Pharmaceuticals, Inc. (HPPI)

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 1

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

Table of contents

Table of contents		2

Details		6

Agreed terms		8

1.	Defined terms & interpretation	8

1.1	Defined terms	8
1.2	Interpretation	13
1.3	Amendment and Restatement	13

2.	Term	14

2.1	Initial Term	14
2.2	Extension	14

3.	Licence	14

3.1	Licence to exploit the Product in the Territory	14
3.2	HPPI obligations	14
3.3	Supporting the exclusive licence	15
3.4	Sub licensing the MP Licensed Rights	15
3.5	BCCNS Field	15
3.6	Copies of documents, data and other information embodying the MP Licensed Rights	15

4.	Development	15

4.1	Development Plan and Budget	15
4.2	JDC	16
4.3	Development decisions	17
4.4	Previous Mayne Pharma support	17

5.	Marketing Authorisation	17

5.1	Obtaining and maintaining Marketing Authorisations in the Field	17
5.2	Obtaining and maintaining Marketing Authorisations in the BCCNS Field	17
5.3	Assistance by Mayne Pharma	18
5.4	Assistance by HPPI	18
5.5	Failure to obtain an approved NDA in the Field	18

6.	Manufacture and supply of Product	18

6.1	Forecasts	18
6.2	Orders	18
6.3	Manufacture; Failure to Supply	19
6.4	Backup manufacturer	19

7.	Payments	19

7.1	HPPI Payments	19
7.2	Review of Prices	19
7.3	Mayne Pharma Payments	20
7.4	Payment terms	20

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 2

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

7.5	Reimbursement	20

8.	Delivery, risk and title	20

8.1	Delivery	20
8.2	Risk	20
8.3	Title	21

9.	Acceptance of Product	21

9.1	Certificate of Analysis	21
9.2	Defective Product	21
9.3	Sole remedy	22

10.	Complaints	22

10.1	Handling customer complaints	22
10.2	Notification of complaints	22
10.3	Adverse Drug Events	22
10.4	Supplementary agreements	22

11.	Recalls	22

11.1	Notice of recall	22
11.2	Directing that the Product be recalled	22
11.3	Administering a recall	23
11.4	Cost of the recall	23
11.5	Submission to independent analysis	23

12.	Performance obligations	23

12.1	Business Plan	23
12.2	Promotional Material	23
12.3	Efforts to maximise sales	24
12.4	Minimum Annual Volumes	24

13.	Compliance with laws and regulations	24

13.1	HPPI’s obligations	24
13.2	Mayne Pharma’s obligations	25
13.3	Anti-corruption	25

14.	Inspection	25

15.	Representations and warranties	25

15.1	Legal capacity and relationships	25
15.2	Mayne Pharma warranties	26
15.3	HPPI warranties	26

16.	Liability, indemnity and insurance	26

16.1	No exclusion or limitation	26
16.2	Exclusion and disclaimer of implied obligations	27
16.3	Limitation of liability regarding matters other than Non-Excludable Obligations	27
16.4	Indemnity	27
16.5	HPPI Insurance	27
16.6	Mayne Pharma Insurance	28
16.7	Maintain insurance	28
16.8	Evidence of insurance	28

17.	Confidentiality and publication	28

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 3

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

17.1	Definition	28
17.2	Restrictions on disclosure and use	29
17.3	Exceptions	29
17.4	Scientific publication	30

18.	Intellectual Property Rights	30

18.1	Intellectual Property Rights in the Product as at the Start Date	30
18.2	Reserved	30
18.3	Reserved	30
18.4	***	30
18.5	Development of Intellectual Property Rights and Licence of HPPI Licensed Rights	30
18.6	Notification of infringement or invalidity claim	31
18.7	Right to take action	31
18.8	Consultation and assistance	32
18.9	Disposition of damages	32

19.	Branding	32

19.1	Directions regarding use of the Trade Mark	32
19.2	Samples of marketing materials	32
19.3	Use of the Trade Mark	32
19.4	Goodwill	32
19.5	No right for HPPI to register the Trade Mark	32

20.	Termination	33

20.1	Termination for breach by a party	33
20.2	Termination by Mayne Pharma for cause arising under a related agreement	33
20.3	Notification of insolvency events	33
20.4	Change of Control and disposal of assets or business by HPPI	34
20.5	Impact of claims of infringement	34
20.6	Accrued rights and remedies	35
20.7	Sell down or repurchase	35
20.8	Return of Confidential Information	35

21.	Force majeure	36

21.1	Occurrence of Force Majeure Event	36
21.2	Termination	36

22.	Notices and other communications	36

22.1	Service of notices	36
22.2	Effective on receipt	36

23.	Dispute resolution	37

24.	GST	37

24.1	Interpretation	37
24.2	Consideration is GST exclusive	37
24.3	Gross up of consideration	37
24.4	The sale of the Product is intended to be a GST-free export of goods	38
24.5	Reimbursements (net down)	38
24.6	Tax invoices	38
24.7	Adjustments	38
24.8	Similar goods and services taxes or value added taxes	38

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 4

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

25.	Tax	39

25.1	Payments free of taxes; obligations to withhold; payments on account of taxes	39
25.2	Refunds	39

26.	Miscellaneous	39

26.1	Survival of Obligations	39
26.2	Approvals and consents	39
26.3	Announcements	39
26.4	Subcontracting	40
26.5	Assignment	40
26.6	Costs	40
26.7	Relationship	40
26.8	No modification	40
26.9	Non waiver	40
26.10	Entire agreement	40
26.11	Further Action	40
26.12	Severability	40
26.13	Counterparts	41
26.14	Governing law	41
26.15	Embodiments of IIPR	41

Schedule 1 – Agreement details		42

Schedule 2 – BCCNS Field		43

Schedule 3 – Trial Master File for Study HP2001		50

Schedule 4 – Product and Product Specification		51

Schedule 5 – Economic details		52

Schedule 6 – Qualification of Backup Manufacturer		55

Schedule 7 – Licence of HPPI Licensed Rights		56

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 5

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

Details

Date	December 17, 2018

Parties

Name	Mayne Pharma Ventures Pty Ltd, an Australian company ACN 168 896 357
Short form name	Mayne Pharma
Notice details	1538 Main North Road, Salisbury South, SA 5106 Australia Facsimile: +61 3 9614 7022
Attention: General Counsel

Name	HedgePath Pharmaceuticals, Inc., a company incorporated in Delaware, successor in interest by merger to Commonwealth Biotechnologies, Inc, a Virginia corporation
Short form name	HPPI
Notice details	324 South Hyde Park Avenue #350, Tampa, FL 33606, United States Facsimile: +1 813-527-0500
Attention: Nicholas Jon Virca, President & CEO

Background

A

Mayne Pharma International Pty Ltd, a company incorporated in Australia (ACN 007 870 984) (MPI) and HPPI entered into that certain Supply and License Agreement dated on or about September 3, 2013 (the “Original Agreement”).

B	MPI and HPPI entered into that certain Amendment No. 1 to the Original Agreement, dated on or about December 17, 2013 (“Amendment No. 1”).

C	MPI and HPPI entered into that certain Amendment No. 2 to the Original Agreement, dated on or about March 6, 2014 (“Amendment No. 2”).

D	MPI assigned, and Mayne Pharma assumed, the rights and obligations under the Original Agreement as amended by Amendment No. 1 and Amendment No. 2.

E

Mayne Pharma had the right to terminate the Original Agreement (as amended), if HPPI did not obtain equity funding of at least Five Million Dollars (USD5 million) or lesser amount as agreed to by the parties, on or before May 30, 2014. In consideration of Mayne Pharma not exercising such termination right, HPPI agreed to issue to Mayne Pharma in a private placement certain stock under the Mayne Pharma Purchase Agreement (as defined) and to enter into related agreements with Mayne Pharma, Hedgepath, LLC (as defined) and others.

F

Pursuant to clause 26.8 of the Original Agreement, Mayne Pharma and HPPI amended and replaced, in their entirety, their agreements as set forth in the Original Agreement, Amendment No. 1 and Amendment No. 2, with the agreements, terms, conditions, representations and warranties set forth in that certain Amended and Restated Supply and License Agreement, dated on or about June 24, 2014 (“First Amended and Restated Supply and License Agreement”).

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 6

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

G

MPI and HPPI entered into that certain Amendment No. 1 to the First Amended and Restated Supply Agreement, with effect from September 19, 2014 (“Amendment No. 1 to the First Amended and Restated Supply and License Agreement”).

H

Pursuant to clause 26.8 of the First Amended and Restated Supply and License Agreement, in connection with Mayne Pharma’s investment of Two Million Five Hundred Thousand Dollars (USD2.5 million) in HPPI under the 2015 SPA (as defined), Mayne Pharma and HPPI desire to amended and replaced, in their entirety, their agreements as set forth in the First Amended and Restated Supply and License Agreement and Amendment No. 1 to the First Amended and Restated Supply and License Agreement, with the agreements, terms, conditions, representations and warranties set forth in that certain Second Amended and Restated Supply and License Agreement, dated on or about May 15, 2015 (“Second Amended and Restated Supply and License Agreement”).

I	The Second Amended and Restated Supply and License Agreement was amended by Amendment No. 1 on November 22, 2016 (“Amendment No. 1 to the Second Amended and Restated Supply and License Agreement”).

J

In exchange for Mayne Pharma agreeing to invest up to Five Million Dollars (USD5,000,000) in HPPI under a Securities Purchase Agreement dated January 8, 2018 (as amended, the “2018 SPA”), the Second Amended and Restated Supply and License Agreement was amended by Amendment No. 2 on January 10, 2018 (“Amendment No. 2 to the Second Amended and Restated Supply and License Agreement”).

K

Pursuant to that certain Agreement, dated as of even date herewith, by and among, HPPI, Mayne Pharma and MPI (December 2018 Agreement) and clause 26.8 of the Second Amended and Restated Supply and License Agreement, as amended, Mayne Pharma and HPPI desire to amend and replace, in their entirety, their agreements as set forth in the Second Amended and Restated Supply and License Agreement, Amendment No. 1 to the Second Amended and Restated Supply and License Agreement and Amendment No. 2 to the Second Amended and Restated Supply and License Agreement, with the agreements, terms, conditions, representations and warranties set forth herein.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 7

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

Agreed terms

1.	Defined terms & interpretation

1.1	Defined terms

In this Agreement:

Accountant means a certified accountant who is independent and from a nationally recognised accounting firm.

Actual Launch Date means the date of the first commercial sale of the Product in any part of the Field, directly or indirectly, by HPPI.

Adverse Drug Event means any untoward medical occurrence in a patient or clinical investigation subject administered with the Product, including any unfavourable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Product, whether or not considered related to the Product.

Affected Obligations is defined in clause 21.1(a)(ii).

Affiliate means, with respect to a party, any person which, directly or indirectly, is Controlled by, Controls or is under common Control with that party. Notwithstanding this definition, but solely for purposes of this Agreement and not applicable laws, rules and regulations generally, if Mayne Pharma controls HPPI:

(a)	Affiliates of HPPI will not include Mayne Pharma nor any person that would otherwise be an Affiliate of HPPI as a result of Mayne Pharma’s Control of HPPI; and

(b)	Affiliates of Mayne Pharma will not include HPPI nor any person that would otherwise be an Affiliate of Mayne Pharma as a result of Mayne Pharma’s Control of HPPI.

Agreement means this Third Amended and Restated Supply and License Agreement.

Alternate Product means any product ***.

Angiogenesis and Hedgehog Patent Sublicense means that certain Amended and Restated Sublicense Agreement dated on or around the Effective Date, by and between Mayne Pharma International, and HPPI, as amended from time to time.

API means active pharmaceutical ingredient.

BCCNS means Basal Cell Carcinoma Nevus (Gorlin) Syndrome.

BCCNS Field means the treatment of human patients with BCCNS via oral administration.

Budget means a budget, in customary form, for HPPI to conduct its activities relating to the development of the Product in the Field (including the implementation of the Development Plan).

Business Day means:

(a)	for receiving a notice under clause 22, a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the notice is received; and

(b)	for performing an obligation or exercising a right by Mayne Pharma, a day that is not a Saturday, Sunday, bank holiday or public holiday in Melbourne, Australia;

(c)	for performing an obligation or exercising a right by HPPI, a day that is not a Saturday, Sunday, bank holiday or public holiday in New York, New York, USA; and

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 8

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(d)	for all other purposes, a day that is not a Saturday, Sunday, bank holiday or public holiday in Melbourne, Australia.

Business Hours means the hours between 9am and 5pm on a Business Day.

Business Plan is the business plan provided by HPPI under clause 12.1 and updated from time to time in accordance with that clause.

Certificate of Analysis means a document which is signed and dated by an authorised representative of Mayne Pharma containing analysis results and certifying that the Product conforms with the Product Specification.

Commercial Year means a year starting at the start of the first Quarter after the Actual Launch Date.

Competing Product means ***.

Confidential Information is defined in clause 17.1.

Control means having the power to exercise or control the right to vote attached to 50% or more of the issued voting equity in that party, to appoint one half or more of the directors to the board of directors, or the managers as applicable, of the party, or to determine substantially the conduct of the party’s business activities.

CPI means the ‘Price Indexes of Materials Used in Manufacturing Industries, Australia’ issued by the Australian Bureau of Statistics using the index figure for chemicals.

Defective Product is defined in clause 9.2.

Delivery Date is defined in clause 6.2(c).

Developed Intellectual Property Rights is defined in clause 18.5.

Development Plan means the plan for the research, development and registration activities relating to the Product (***) to be provided by HPPI to Mayne Pharma under clause 4.1, and as may be updated from time to time in accordance with this Agreement.

Disclosing Party is defined in clause 17.1.

Effective Date means December 17, 2018.

Equity Holders Agreement means the amended and restated equity holders agreement dated as of May 15, 2015, between Mayne Pharma, HPPI, Hedgepath, LLC, Frank E. O’Donnell, Jr., M.D. and Nicholas J. Virca, as amended by Amendment No. 1 to the Amended and Restated Equity Holders Agreement dated December 17, 2015, as amended from time to time.

Field means treatment of human patients with any of the following indications via oral administration:

(a)	any prostate cancer, prostatic intraepithelial neoplasia (IEN) and benign prostatic hyperplasia,

(b)	any lung cancer and atypical adenomatous hyperplasia, and

(c)	familial adenomatous polyposis, colorectal polyps and Barett’s esophagus.

The Field excludes the BCCNS Field and any indications not expressly listed above.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 9

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

Force Majeure Event means, in relation to a party, anything outside the reasonable control of the party, including:

(a)	any act or omission of a third person (except for an act or omission of any Affiliate or contractor, or in relation to HPPI, any Sub Licensee);

(b)	fire, flood, earthquake, elements of nature or act of God; or

(c)	riot, civil disorder, rebellion or revolution.

Forecast is defined in clause 6.1(a).

Forecast Period is set out in Schedule 5.

Good Distribution Practice means the guidelines for the proper distribution of medicinal products for human use in the Territory, including in accordance with 21 CFR 210/211 and USP 1079, as each may be amended from time to time.

Good Manufacturing Practice means the guidelines for the proper manufacture of medicinal products for human use in the Territory, including in accordance with in accordance with 21 CFR 210/211, as may be amended from time to time.

Hedgepath, LLC means Hedgepath, LLC, a limited liability company organised in the State of Florida.

HP LLC Patents means each of US patent 9,192,609 (Treatment and prognostic monitoring of proliferation disorders), US patent 9,968,600 and US patent application 15/966,613 (Treatment and prognostic monitoring of non-cancerous proliferation disorders using Hedgehog pathway inhibitors), and US patent 9,962,381 and US patent application 15/966,844 (Treatment and prognostic monitoring of cancerous proliferation disorders using hedgehog pathway inhibitors) in the name of HPPI but claiming priority from patent applications filed by Hedgepath LLC and any other resulting issued patents whether or not in the Territory, and all continuations-in-part, continuations or divisions of any such patent or patents, or substitutes of it, and any reissues, re-examinations, extensions, or renewals of it, whether or not in the Territory.

HPPI Licensed Rights is defined in item 1 of Schedule 7.

HPPI Patents means each of US patent application *** in the name of HPPI and any resulting issued patents whether or not in the Territory, and all continuations-in-part, continuations or divisions of any such patent or patents, or substitutes of it, and any reissues, re-examinations, extensions, or renewals of it, whether or not in the Territory.

IND means investigational new drug.

Initial Term is set out in Schedule 1.

Intellectual Property Rights or IPR means all intellectual property rights subsisting anywhere in the world, including:

(a)	inventions, know how, patents, copyrights, designs, trade and service marks, logos, rights to data and any right to have information kept confidential; and

(b)	any application or right to apply for registration of any of the rights referred to in paragraph (a),

whether or not such rights are registered or capable of being registered.

JDC is defined in clause 4.2.

Licensed IPR means Intellectual Property Rights included within the HPPI Licensed Rights or MP Licensed Rights.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 10

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

Marketing Authorisation means a registration, approval or licence from a Relevant Regulatory Authority in the Territory for the importation, storage, promotion, sale or distribution of the Product in the Field.

Mayne Pharma International means Mayne Pharma International Pty Ltd, an Australian company ACN 007 870 984.

Mayne Pharma Purchase Agreement is defined in the Equity Holders Agreement.

Minimum Annual Volume for the Product is as agreed by the parties in accordance with item 1.2 of Schedule 5.

Minimum Order Quantity means the batch size for the Product as set out in Schedule 5.

MP Licensed Rights means all Intellectual Property Rights in the Product relevant to the Product in the Field owned by Mayne Pharma or its Affiliates:

(a)

comprising, in respect of patent rights, ***, all in the name of Mayne Pharma, together with and any resulting issued patents in the Territory, and all continuations-in-part, continuations or divisions of any such patent or patents, or substitutes of it, and any reissues, re-examinations, extensions, or renewals of the same, in the Territory;

(b)

comprising raw or audited pre-clinical or clinical trial or other data generated or owned by Mayne Pharma related to the Product anywhere in the world, or licensed by Mayne Pharma with the right to sublicense to HPPI;

(c)

comprising any Intellectual Property Rights in the Field relating to the Product that are jointly developed by HPPI and Mayne Pharma and their respective Affiliates and Personnel after the Effective Date; and

(d)	excluding rights in respect of trade and service marks and logos.

MP Marketing Authorisation means a registration, approval or licence from a Relevant Regulatory Authority for the importation, storage, promotion, sale or distribution of any MP Product:

(a)	outside the Territory in any field, or

(b)	in the Territory outside the Field.

MP Product means the Product or another SUBA-Itraconazole product.

NDA means a New Drug Application filed or to be filed with the FDA.

New Securities means (i) common stock of HPPI, (ii) preferred stock of HPPI that is subordinate in liquidation preference to the preferred stock of HPPI held by Mayne Pharma and that has no voting or approval rights senior to the preferred stock of HPPI held by Mayne Pharma and (iii) warrants to purchase common stock of HPPI; provided, however, that New Securities does not include any common stock of HPPI that is issuable upon exercise of warrants that are outstanding as of the Effective Date.

Off Label Sales is defined in clause 7.3(a).

Original Field means treatment of human patients with cancer via oral administration.

Order is defined in clause 6.2(a).

Personnel, of a party, means its employees, officers, directors, agents, consultants and contractors (to avoid doubt, such contractors not including the other party).

Precluded Extent is defined in clause 21.1.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 11

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

Precluded Party is defined in clause 21.1.

Price is set out in Schedule 5.

Product means the product set out in Schedule 4, and any other product agreed by the parties in writing for the purposes of this Agreement from time to time (at which time the parties must also agree in writing related amendments to Schedule 4 and Schedule 5). The parties acknowledge and agree that the term “Product” may include products covering different medical indications developed under the Development Plan, provided the same are included within the scope of the Field, and ***.

Product Specification means the specification with respect to the manufacture, packaging, quality and characteristics (including the raw materials and product specification) and testing of the Product, as set out in Schedule 4.

Proposed Publication means any proposed scientific public disclosure (including a manuscript or abstract intended for publication, a paper or abstract intended to be orally presented, any poster presentation, or oral disclosure) that includes, describes or refers to the use of the Product for the treatment of human patients with cancer via oral administration.

Quality Agreement means the technical agreement between the parties detailing the specification and technical terms for the manufacture of the Product as set out in the Marketing Authorisation.

Quarter means a 3 month period starting 1 January, 1 April, 1 July or 1 October.

reasonable commercial efforts means ***.

Recipient is defined in clause 17.2.

Relevant Regulatory Authority, in relation to a country or region, means any governmental authority (whether federal, state or local) regulating the manufacture, importation, storage, promotion, sale, distribution or use of therapeutic substances, and in the case of Australia and the USA includes the Therapeutic Goods Administration (TGA) and the Food and Drug Administration (FDA) respectively, or any successor body.

Safety Data Exchange Agreement (SDEA) means the agreement between the parties setting out the rules and procedures for exchanging information concerning certain safety and pharmacovigilance issues.

Sales Forecast is set out in item 1.2 of Schedule 5.

Start Date is set out in Schedule 1.

Sub Licensee is defined in clause 3.4.

Tax means any tax (including any GST or VAT), withholding tax, duties, levies, charges, fees and other imposts of any kind (including any fine, interest, penalty and expenses in connection with those items) levied, assessed, charged or collected in connection with this Agreement or the performance of services under this Agreement, but does not include any income or capital gains tax.

Term means the Initial Term and any extensions under clause 2.2.

Territory is set out in Schedule 1.

Trade Mark means US trade mark (number 77793077) “SUBA” for goods and services in class 5 (pharmaceutical and veterinary preparations having enhanced bioavailability excluding pharmaceutical products for the treatment of opioid addiction) and any other trademarks (whether registered or unregistered) notified in writing by Mayne Pharma to HPPI for the purposes of this Agreement from time to time.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 12

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

2015 SPA is defined in the Equity Holders Agreement.

1.2	Interpretation

In this Agreement, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)

a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this Agreement, and a reference to this Agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to AUD is to Australian dollars, to USD is to United States dollars, to GBP is to British pounds and to EUR is to euros;

(f)	a reference to time is to Melbourne, Australia time;

(g)	a reference to a party is to a party to this Agreement, and includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(h)	a reference to a person includes a natural person, partnership, corporation, limited liability company, trust, association, governmental or local authority or agency or other entity;

(i)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(j)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(k)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this Agreement or any part of it;

(l)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day;

(m)	headings are for ease of reference only and do not affect interpretation; and

(n)	clauses 1 and 26 prevail over a Schedule to the extent of any inconsistency.

1.3	Amendment and Restatement

Mayne Pharma and HPPI hereby agree by their mutual execution hereof that this Agreement amends, restates and supersedes, in their entirety, effective as of the Effective Date, each and all their agreements as set forth in the Second Amended and Restated Supply and License Agreement, Amendment No. 1 to the Second Amended and Restated Supply and License Agreement and Amendment No. 2 to the Second Amended and Restated Supply and License Agreement.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 13

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

2.	Term

2.1	Initial Term

This Agreement starts effective as of the Start Date and continues for the Initial Term unless terminated in accordance with its terms and conditions.

2.2	Extension

This Agreement automatically continues after the Initial Term for additional periods of ***, unless a party gives notice of its wish not to extend this Agreement *** before the end of the Initial Term or any extended term under this clause 2.2 or this Agreement is terminated in accordance with its terms and conditions.

LICENCE

3.	Licence

3.1	Licence to exploit the Product in the Territory

Mayne Pharma grants to HPPI an exclusive licence to exploit the Product in the Field in the Territory, including:

(a)	to conduct the activities in the Territory in the Field under the Development Plan; and

(b)	to import, promote, market, sell and distribute the Product in the Territory in the Field,

which licence:

(c)	comprises the right to copy and exploit the MP Licensed Rights and to use the Trade Mark, to the extent reasonably necessary or desirable to exploit the Product in the Field in the Territory;

(d)	may only be assigned or sub licensed in accordance with this Agreement or otherwise with the prior written consent of Mayne Pharma; and

(e)	excludes the right to manufacture, except by a Backup Manufacturer in accordance with Schedule 6.

3.2	HPPI obligations

HPPI must:

(a)	obtain from Mayne Pharma all its requirements for the Product, including for clinical trials, importation, promotion, marketing, sale or distribution in the Territory;

(b)	not directly itself, or indirectly through any third party:

(i)

research, develop, manufacture, import, promote, market, sell, distribute or otherwise have any commercial interest or involvement in any Competing Product in the Territory during the Term and for *** after the end of the Term; or

(ii)	sell or distribute the Product to any other party which it knows, or has reasonable grounds for suspecting, will sell or distribute the Product outside the Territory or outside the Field;

(iii)	import, promote, market, sell or distribute the Product outside the Territory or outside the Field; and

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 14

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(c)	refer to Mayne Pharma all enquiries, sales leads, prospects and other information HPPI may receive concerning sales and prospective sales of the Product outside the Territory or the Field.

3.3	Supporting the exclusive licence

Mayne Pharma must not, directly itself or indirectly through any third party, import, promote, market, distribute or sell the Product or any Competing Product in the Territory in the Field during the Term, other than as a result of any off label use of an Alternate Product which the parties acknowledge is outside the reasonable control of Mayne Pharma (but subject to the provisions of clause 7.3 hereof).

3.4	Sub licensing the MP Licensed Rights

HPPI may only grant a sub licence of the MP Licensed Rights and the Trade Mark to a third party (including any Affiliate or approved contractor) (Sub Licensee) with the prior written consent of Mayne Pharma under a written agreement that:

(a)

includes obligations on that third party that relate to use and disclosure of Intellectual Property Rights and Confidential Information at least equivalent to those imposed on the HPPI under this Agreement, without any right of further disclosure or sub license;

(b)	ends at the same time as this Agreement ends (whether by expiry or termination); and

(c)	includes an assignment to HPPI of all Intellectual Property Rights that relate to the Product,

and HPPI remains responsible for ensuring its Sub Licensees comply with such written agreement.

3.5	BCCNS Field

Notwithstanding anything to the contrary in this Agreement, effective upon Mayne Pharma making the advance of Five Hundred Thousand United States dollars (USD 500,000) contemplated by item 2(b)(i) of Schedule 2, each of Mayne Pharma and HPPI agrees to comply with Schedule 2.

3.6	Copies of documents, data and other information embodying the MP Licensed Rights

Promptly in response to a request by HPPI at any time during the Term, Mayne Pharma must provide to HPPI a copy of any documents, data and other information embodying the MP Licensed Rights since the most recent request by HPPI under this clause 3.6. Without limiting the generality of the foregoing, Mayne Pharma agrees to provide HPPI, at Mayne Pharma’s expense, access to any Drug Master File (should one exist from time to time), all pre-clinical or clinical data included as part of the MP Licensed Rights, and all chemistry, manufacturing and control sections of the Product dossier to support pre-IND, IND and NDA activities, in each case as relevant to the Product in the Field and set out in the Development Plan.

4.	Development

4.1	Development Plan and Budget

(a)	On ***, HPPI will provide to Mayne Pharma a Development Plan and Budget, that reasonably demonstrates HPPI’s compliance with its obligations under clauses 5.1(a) and 12.3.

(b)	HPPI will conduct the activities set out in, and in accordance with, the Development Plan and further in accordance with the Budget.

(c)	***, the JDC will review the Development Plan and Budget and acting in good faith, may provide recommendations to HPPI for amendment.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 15

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

4.2	JDC

(a)	From and after the Effective Date, the parties will continue to utilize a joint development committee (JDC):

(i)	to make recommendations to HPPI on research, development and registration activities relating to the exploitation of the Product in the Field in the Territory, including medico regulatory strategy;

(ii)	to review progress against the current Development Plan and Budget and recommend amendments to HPPI;

(iii)	to review HPPI clinical trial protocols relating to the Product in the Field before they are finalised (which protocols HPPI must provide to the JDC);

(iv)	to review the progress of any clinical trial relating to the Product; and

(v)	to share and discuss clinical data and developments related to the Licensed IPR, including without limitation in furtherance of clause 3.6 and item 2 of Schedule 7,

which JDC will continue until the Actual Launch Date. The parties acknowledge and agree that the JDC is solely advisory in nature, shall have no power or authority to legally bind HPPI or Mayne Pharma, and at all times shall remain subject to the authority of the board of directors of HPPI.

(b)

Each of the parties will appoint two representatives to the JDC. In addition, from time to time the parties may, by agreement in writing, invite additional representatives from either party, or industry experts or consultants, to participate in certain meetings on specific issues as needed, at HPPI’s cost and expense. A representative of and designated by HPPI will be the chairperson of the JDC.

(c)

Each of the parties may change its representatives at any time during the term of this Agreement by notice to the other party, except that Nicholas J. Virca will be a representative of HPPI from the Start Date unless or until it is no longer possible for reasons outside HPPI’s reasonable control.

(d)

Each member of the JDC (including the chairperson) shall be entitled to one (1) vote on all matters which must be presented under this Agreement (or which are otherwise presented) to the JDC for approval, with the chairperson to have a casting vote that resolves any deadlock. The JDC shall fully abide by such vote or action in the conduct of its affairs, subject always to clause 4.2(a) and the continuing authority of the board of directors of HPPI.

(e)	The JDC may hold meetings in person, by teleconference or by video conference:

(i)	on a regular basis until the Actual Launch Date, but not less than one per Quarter;

(ii)	as otherwise reasonably requested by the parties.

The JDC may also take action by written consent of the JDC members, and a majority of the JDC members may act by written consent on any matter which must be presented under this Agreement (or which are otherwise presented) to the JDC for approval.

(f)	The site, date and proposed agenda of any meeting of the JDC must be determined by agreement of the members of the JDC.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 16

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

4.3	Development decisions

If any proposed activity of HPPI relating to the Product at the IND enabling or clinical stages would be outside the scope of cGLP, cGCP or customary practices for drug development or is reasonably likely to have a material adverse impact outside the Field, then Mayne Pharma has the right to veto such proposed activity by notice to HPPI, in which case HPPI agrees not to engage in such activity. In all other cases, HPPI has the right to make decisions regarding research, development and registration activities relating to the exploitation of the Product in the Field in the Territory, provided that, for any material decisions, it first consults with the JDC.

4.4	Previous Mayne Pharma support

(a)

From May 15, 2015 until December 31, 2015, HPPI acknowledges that Mayne Pharma provided to HPPI the following services in connection with the exploitation of the Product in the Territory in the Field and the conduct of the Development Plan, comprising:

(i)	coordinating the JDC meetings;

(ii)

directing the conduct of the entire clinical program for the Product, subject to the oversight and approval by the JDC and, as applicable hereunder or for other matters binding on HPPI, the HPPI board of directors;

(iii)

medico regulatory strategy, including directing a third party to prepare the regulatory documents to progress and file any Marketing Authorisation, including any application for, maintenance of or variation of, any Marketing Authorisation, for the Product;

(iv)	intellectual property strategy; and

(v)	other administrative services as agreed with HPPI,

but excluding, without limitation, the provision of legal, tax, accounting or other professional advice.

5.	Marketing Authorisation

5.1	Obtaining and maintaining Marketing Authorisations in the Field

HPPI must:

(a)	actively seek, in coordination with the JDC and Mayne Pharma and at its own cost and expense, and use reasonable commercial efforts to obtain all Marketing Authorisations in its own name;

(b)	pay fees or charges in respect of the application for all Marketing Authorisations, maintenance of all Marketing Authorisations and the making of any variation to all Marketing Authorisations; and

(c)	comply with the requirements of any Relevant Regulatory Authority within the Territory, including in connection with any Marketing Authorisation and all reporting obligations.

5.2	Obtaining and maintaining Marketing Authorisations in the BCCNS Field

Mayne Pharma must:

(a)	actively seek, at its own cost and expense, and use reasonable commercial efforts to obtain an MP Marketing Authorisation in the Territory for an MP Product in the BCCNS Field in its own name;

(b)

pay fees or charges in respect of the application for any MP Marketing Authorisations, maintenance of all MP Marketing Authorisations and the making of any variation to all MP Marketing Authorisations; and

(c)	comply with the requirements of any Relevant Regulatory Authority within the Territory, including in connection with any MP Marketing Authorisation and all reporting obligations.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 17

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

5.3	Assistance by Mayne Pharma

Mayne Pharma will, at HPPI’s cost and expense:

(a)	assist HPPI in connection with any Marketing Authorisation, including any application for, maintenance of or variation of, any Marketing Authorisation; and

(b)	in response to a request by HPPI, provide any documents required by HPPI in connection with any Marketing Authorisation.

5.4	Assistance by HPPI

HPPI will, at Mayne Pharma’s cost and expense:

(a)	assist Mayne Pharma in connection with any MP Marketing Authorisation, including any application for, maintenance of or variation of, any MP Marketing Authorisation; and

(b)	in response to a request by Mayne Pharma, provide any documents required by Mayne in connection with any MP Marketing Authorisation.

5.5	Failure to obtain an approved NDA in the Field

If the FDA has not approved an NDA filed by HPPI for the Product in part of the Field within eight (8) years from the Effective Date, then Mayne Pharma may, with immediate effect by notice to HPPI, elect:

(a)	to convert the licence in clause 3.1 to a non-exclusive licence; and

(b)	to take a non-exclusive, perpetual, irrevocable royalty free licence to copy and exploit the HPPI Licensed Rights inside the Territory in the Field,

in which case (i) HPPI’s obligations under clauses 5.1(a) and 12.1 will terminate and be of no further force and effect and (ii) the parties will cooperate with each other to execute and deliver such further amendments to this Agreement, instruments or documents and to take any such further action as is appropriate to carry out the intent of this clause 5.5.

OBLIGATIONS RELATING TO SUPPLY OF PRODUCT

6.	Manufacture and supply of Product

6.1	Forecasts

(a)	Starting *** before the anticipated Actual Launch Date, ***, HPPI must provide Mayne Pharma with a forecast of its monthly requirements for the Product for the following Forecast Period (Forecast).

(b)	The first Forecast will include ***. For each subsequent Forecast:

(i)	***; and

(ii)	***.

6.2	Orders

(a)	HPPI must provide Mayne Pharma with a purchase order setting out the quantities of the Product, desired delivery date and delivery instructions (Order), at least ***.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 18

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(b)

Each Order must be for at least the Minimum Order Quantity, and any amount above the Minimum Order Quantity for whole multiples of any incremental order quantity specified in item 1 of Schedule 5, unless the parties agree otherwise in writing before an Order is placed.

(c)

Within *** of receipt by Mayne Pharma of an Order, Mayne Pharma must confirm its acceptance in writing and notify HPPI of the expected date of delivery (Delivery Date) of the Product. Without limitation, Mayne Pharma may refuse to confirm any quantity of Orders in a Quarter to the extent they exceed ***% of the most recent Forecast provided by HPPI for that Quarter.

(d)	Mayne Pharma agrees to use reasonable commercial efforts:

(i)	to provide a Delivery Date *** after the delivery date specified in the Order; and

(ii)	to supply the Order by the Delivery Date.

(e)	No Order amends this Agreement unless HPPI expressly states in the Order that it seeks to amend this Agreement, and Mayne Pharma agrees in writing to the Order.

6.3	Manufacture; Failure to Supply

(a)	Mayne Pharma will manufacture the Product in accordance with all confirmed Orders received from HPPI.

(b)

In the situation where Mayne Pharma is not able to supply Product, or Mayne Pharma anticipates that it will be unable to supply Product to HPPI in satisfaction of HPPI’s Orders or forecasted Orders, Mayne Pharma shall use reasonable commercial efforts:

(i)	to inform HPPI in a timely manner about such situation and the details causing such situation; and

(ii)	to provide HPPI with a reasonable estimate of the length and extent of production interruption or other issue affecting Mayne Pharma’s satisfaction of HPPI’s Product demand.

6.4	Backup manufacturer

HPPI is entitled to qualify an alternate manufacturer of the Product in accordance with Schedule 6.

7.	Payments

7.1	HPPI Payments

In consideration for Mayne Pharma manufacturing and delivering the Products in accordance with this Agreement, HPPI must make the payments set out in, and comply with, Schedule 5.

7.2	Review of Prices

(a)	Mayne Pharma has the right to review and vary any Floor Price set out in Schedule 5 by giving *** notice to HPPI, to reflect any changes in:

(i)	***;

(ii)	***;

(iii)	***.

(b)	Mayne Pharma will consult with HPPI during the *** period of notice of a variation under clause 7.2.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 19

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

7.3	Mayne Pharma Payments

(a)

The parties acknowledge that notwithstanding clause 3.3, there is a risk that Mayne Pharma may, directly itself or indirectly through any third party, sell an Alternate Product in the Territory in the Field as a result of off label use (Off Label Sales).

(b)	If HPPI becomes aware of any Off Label Sales in any ***, it must notify Mayne Pharma promptly, and in any event, no later than ***, and provide Mayne Pharma with its evidence of such Off Label Sales.

(c)

Prior to a Marketing Authorisation being obtained by HPPI, any Affiliate or Sub Licensee, within *** after receipt of a notice from HPPI under clause 7.3(b), Mayne Pharma must pay to HPPI a cash royalty of *** on gross sales up to *** and *** on gross sales over *** for the relevant Quarter for the Alternate Product sold through Off Label Sales ***.

(d)

After a Marketing Authorisation is obtained by HPPI, any Affiliate or Sub Licensee, if Off Label Sales of any Alternate Product exceed ***, then the parties agree to enter into a good faith negotiation to enter into an arrangement under which they will share profits from Off Label Sales of any Alternate Product ***.

7.4	Payment terms

Each party must make payments due under this Agreement:

(a)	in the currency specified in Schedule 5 and where necessary, converted:

(i)	in respect of any payment covering a Quarter, at the average daily exchange rate for the applicable Quarter as published by the financial institution specified in Schedule 5; and

(ii)	otherwise, at the daily exchange rate quoted by the financial institution specified in Schedule 5 on the date of payment;

(b)	to the bank account of the other party listed on the relevant invoice, with the party making payment to bear the costs of any such remittance; and

(c)	in the case of payments due to Mayne Pharma, to Mayne Pharma or its nominee as specified on the relevant invoice.

7.5	Reimbursement

Where a party agrees to reimburse to the other party any costs or expenses, then it will reimburse these amounts within *** from receipt of the other party’s invoice for, and reasonable evidence of, such costs or expenses.

8.	Delivery, risk and title

8.1	Delivery

Mayne Pharma must deliver the Product to HPPI in accordance with the delivery terms set out in item 3 of Schedule 5. Any Product that HPPI is paying for must have the minimum shelf life specified in item 4 of Schedule 5.

8.2	Risk

All risk of loss or of damage to the Product will pass to HPPI upon delivery of the Product in accordance with the delivery terms set out in item 3 of Schedule 5.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 20

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

8.3	Title

Title to the Product will pass to HPPI upon payment in full of the Price payable for that Product or if no amount is payable, then on delivery.

9.	Acceptance of Product

9.1	Certificate of Analysis

Each delivery of the Product will be accompanied by a Certificate of Analysis from Mayne Pharma in respect of the Product so delivered.

9.2	Defective Product

(a)	HPPI must notify Mayne Pharma within *** of delivery of the Product if HPPI reasonably believes any of the Product does not conform to the Product Specification (Defective Product).

(b)

If HPPI gives notice under clause 9.2(a), the parties agree to consult with each other to resolve the issue (during which time Mayne Pharma may conduct its own retention sample testing). If the discrepancy is not resolved within a further *** from the receipt of the notice, the parties agree to appoint (at HPPI’s expense) an independent analyst, acceptable to both parties, that will carry out tests on representative samples taken from such shipment, and the results of such tests will be binding on the parties.

(c)	If HPPI does not notify Mayne Pharma in accordance with clause 9.2(a), then HPPI will be deemed to have accepted the Product at the end of the *** period after delivery of the Product.

(d)

If the independent analyst determines that the Defective Product does not conform to the Product Specification and as long as the Product has been transported, handled and stored in accordance with the Marketing Authorisation and all reasonable directions of Mayne Pharma once the Product has left Mayne Pharma’s facility, then:

(i)	Mayne Pharma must, at its expense, replace any such Defective Product and reimburse HPPI for the costs of the independent analyst; and

(ii)	all quantities of Defective Product must, at Mayne Pharma’s election and expense be either:

(A)	returned to Mayne Pharma at an address notified by Mayne Pharma, and packed and shipped according to instructions provided by Mayne Pharma; or

(B)	destroyed by HPPI under Mayne Pharma’s direction.

(e)	If:

(i)	the independent analyst determines that the Defective Product does conform to the Product Specification; or

(ii)

the Product has not been transported, handled and stored in accordance with the Marketing Authorisation and all reasonable directions of Mayne Pharma once the Product has been delivered to HPPI in accordance with this Agreement, then HPPI is deemed to have accepted the Product and will reimburse Mayne Pharma for any costs and expenses incurred by Mayne Pharma in attempting to resolve the issue, including the costs of any retention sample testing conducted by Mayne Pharma.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 21

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

9.3	Sole remedy

Despite any other provision in this Agreement, HPPI’s sole remedy in respect of Product which fails to conform to the Product Specification is, and Mayne Pharma’s liability to HPPI under this Agreement will be, limited as set out in clauses 9.2 and 16.3.

10.	Complaints

10.1	Handling customer complaints

HPPI must handle all customer complaints relating to any Product supplied, directly or indirectly, by HPPI in the Territory and any related activities associated with reporting or management of customer complaints.

10.2	Notification of complaints

If HPPI becomes aware of any material complaint in connection with the Product supplied, directly or indirectly, by HPPI, it must promptly notify Mayne Pharma of the complaint and provide details.

10.3	Adverse Drug Events

HPPI must advise Mayne Pharma as soon as reasonably practicable after becoming aware of any Adverse Drug Event from any Product supplied, directly or indirectly, by HPPI.

10.4	Supplementary agreements

(a)	For Product supplied for clinical trial use, the parties will enter into an agreement outlining the party’s responsibilities with respect to the use of the Product for that purpose.

(b)	The parties must execute a Safety Data Exchange Agreement and Quality Agreement at least *** before the Actual Launch Date.

(c)

This Agreement prevails to the extent of any inconsistency between it and the Safety Data Exchange Agreement or the Quality Agreement. To avoid doubt, clause 10.1 to 10.3 do not limit any obligations under the Safety Data Exchange Agreement and Quality Agreement.

11.	Recalls

11.1	Notice of recall

If a party determines any quantity of the Product supplied, directly or indirectly, by HPPI in the Territory should be recalled for any reason, or a party is notified of a recall, that party must give the other party notice within the time frames set out in the Safety Data Exchange Agreement of its request to recall that quantity and specify its reasons. If a party determines that to avoid an immediate perceived threat to health, time does not permit the provision of notice, such notice may be made by telephone or e-mail transmission to the other party’s medical affairs liaison and quality contact person to be confirmed in writing after such notice.

11.2	Directing that the Product be recalled

If, within *** of the receipt of notice under clause 11.1, the parties are unable to agree on the need to undertake a recall (including after HPPI discusses the issue with the Relevant Regulatory Authority), then either party may direct that the Product be recalled, with or without the agreement of the other party, if it reasonably determines that such recall is necessary to protect the public health or is necessary to ensure compliance with applicable laws, rules and regulations.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 22

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

11.3	Administering a recall

HPPI must administer any recall of the Product supplied, directly or indirectly, by HPPI in the Territory.

11.4	Cost of the recall

If the cause of the recall is because the Product does not conform to the Product Specification, and it is as a result of a breach of warranty or negligence by Mayne Pharma, then Mayne Pharma must, at its expense, reimburse to HPPI for all its reasonable costs and expenses of any recall and the costs of any independent analyst engaged under clause 11.5. Otherwise, all costs and expenses in respect of the recall and the independent analyst are payable by HPPI.

11.5	Submission to independent analysis

If the parties cannot agree on whether the Product conformed to the Product Specification, then the parties agree to submit a sample of the Product to an independent analyst, acceptable to both parties, for a report. Absent manifest error, the finding of the independent analyst is binding on the parties

PERFORMANCE OBLIGATIONS

12.	Performance obligations

12.1	Business Plan

(a)

At least *** before the anticipated Actual Launch Date, HPPI must provide a business plan to Mayne Pharma in connection with the distribution of Product in the Territory in the Field outlining the sales and marketing of the Product in the Territory from the Actual Launch Date until the end of *** later, which plan must include market situational analysis, market segmentation, targeting and position, marketing strategies and selling strategies.

(b)

After the Actual Launch Date, the parties must meet *** to review HPPI’s Business Plan outlining the sales and marketing of the Product in the Territory in the Field for the following ***. In developing the Business Plan, HPPI will use *** or similar locally sourced data, provided such data are available. The parties will discuss such Business Plan in good faith and HPPI may amend such Business Plan following the discussions.

(c)	If HPPI fails to update the Business Plan in accordance with clause 12.1(b), the then current Business Plan will continue until updated in accordance with that clause.

(d)	HPPI will use reasonable commercial efforts to achieve the objectives in the Business Plan.

12.2	Promotional Material

(a)	HPPI is responsible for all sales, distribution, public relations, medical education and similar expenses related to HPPI’s promotion and marketing of the Product in the Territory in the Field.

(b)

Mayne Pharma will, at its own expense, provide to HPPI information relating to the Product and promotional information available to Mayne Pharma which HPPI reasonably requires for the promotion and marketing of the Product in the Territory in the Field but only to the extent that Mayne Pharma has the right to provide such information.

(c)	HPPI will provide to Mayne Pharma at Mayne Pharma’s expense information relevant to Mayne Pharma’s business outside the Territory and in the Territory, outside the Field.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 23

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(d)

HPPI must make available to Mayne Pharma samples of all materials (including all advertisements, promotions and other marketing material) used by it in respect of the Product, and grants to Mayne Pharma a non-exclusive, perpetual, irrevocable, royalty free licence to use those materials in connection with the importation, promotion, marketing, sale or distribution of the Product outside the Territory and in the Territory, outside the Field, which licence is capable of sub license to any Affiliate or licensee of Mayne Pharma.

12.3	Efforts to maximise sales

After HPPI obtains any Marketing Authorisation for any Product in the Territory in the Field, HPPI must use reasonable commercial efforts to maximise the sale of the Product in the Field in the Territory (including, without limitation, through maintaining all warehousing, sales, personnel and facilities required to perform its obligations under this Agreement with respect to Products in the Field in the Territory).

12.4	Minimum Annual Volumes

(a)	HPPI will purchase in each Commercial Year at least the Minimum Annual Volumes as agreed to by the parties in accordance with Schedule 5 hereof.

(b)

If, in any Commercial Year, HPPI purchases less than the Minimum Annual Volumes, HPPI may elect to pay to Mayne Pharma the difference between the aggregate Prices paid for the volume of Product actually purchased for that Commercial Year and the value of the Minimum Annual Volumes for that Commercial Year, within *** of the end of that Commercial Year.

(c)

If, in any Commercial Year, HPPI purchases less than the Minimum Annual Volumes and has not elected to pay to Mayne Pharma the amount under clause 12.4(b) within *** of the end of the Commercial Year, then Mayne Pharma may, with immediate effect by notice to HPPI, terminate this Agreement.

13.	Compliance with laws and regulations

13.1	HPPI’s obligations

HPPI must:

(a)	promptly obtain and maintain as and when required all necessary registrations, permits, approvals and licences in respect of HPPI’s activities under this Agreement;

(b)	advise Mayne Pharma of any matters necessary or relevant to be known by Mayne Pharma to ensure that it manufactures the Product in compliance with all applicable laws, rules and regulations;

(c)

conduct the activities under the Development Plan, and import, promote, market, sell and distribute the Product in accordance with all laws, rules and regulations, Good Distribution Practice and any Marketing Authorisation; and

(d)	transport, handle and store the Product in accordance with any Marketing Authorisation and all reasonable directions specified by Mayne Pharma not inconsistent with any Marketing Authorisation.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 24

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

13.2	Mayne Pharma’s obligations

Mayne Pharma must:

(a)

obtain and maintain, as and when required, all necessary registrations, permits, approvals and licences in respect of Mayne Pharma’s activities under this Agreement, including in respect of the manufacture of the Product in Australia;

(b)	manufacture the Product in accordance with all laws in Australia (or such other jurisdiction in which the Product is manufactured) and the Marketing Authorisation;

(c)	manufacture the Product in accordance with Good Manufacturing Practices;

(d)	ensure that Mayne Pharma’s premises comply with standards stipulated by relevant State or Commonwealth authorities of Australia; and

(e)	transport, handle and store the Product in accordance with all laws and Marketing Authorisations.

13.3	Anti-corruption

(a)

Without limitation, each party represents that it is now in compliance with, and will at all times remain in compliance with, all applicable laws and regulations relating to anti-corruption in Australia and in the Territory (including the US Foreign Corrupt Practice Act), as well as the UK Bribery Act 2010 and related regulations, and any other applicable anti-corruption laws prohibiting bribery or other forms of corruption, including money laundering, within the public and private sectors.

(b)	Except as disclosed in writing, each party warrants that:

(i)	it does not have any interest which directly or indirectly conflicts with its proper and ethical performance of this Agreement; and

(ii)	it will maintain arms-length relations with all third parties (including government officials) with which it deals for, or on behalf of, the other party.

14.	Inspection

Each party must procure that the other party or its authorised representative may, at the other party’s expense and on reasonable notice, visit and inspect the facilities of the first party, its Affiliates, sub licensees or its contractors used in respect of the Product (not more than once per year), to ensure compliance with this Agreement.

LIABILITY

15.	Representations and warranties

15.1	Legal capacity and relationships

Each party represents and warrants that:

(a)

it is a corporation organised and validly existing under the laws of its jurisdiction of incorporation and has the legal capacity and authority to enter this Agreement and perform its obligations under this Agreement; and

(b)	this Agreement is a valid and binding obligation of that party enforceable in accordance with its terms, and it will not become a party to any agreement in conflict with this Agreement.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 25

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

15.2	Mayne Pharma warranties

(a)	Mayne Pharma represents and warrants that the Product supplied to HPPI under this Agreement:

(i)	will conform in all material respects to the Product Specification; and

(ii)	will be manufactured in conformity with Good Manufacturing Practice, in accordance with all Marketing Authorisations and in accordance with all laws in Australia.

(b)

Mayne Pharma represents and warrants that it is the lawful and exclusive owner of the entire right, title and interest in and to all MP Licensed Rights (except to the extent such rights are licensed to Mayne Pharma with the right to grant sub licenses).

(c)	To the extent permitted by law, Mayne Pharma makes no other representations or warranties, express or implied, with respect to the Product or this Agreement. In particular:

(i)	Mayne Pharma does not warrant that the importation or sale of the Product in the Territory will not infringe the Intellectual Property Rights of any third party; and

(ii)	except as expressly provided for in clause 4.4, Mayne Pharma provides no warranties in respect of the provision of the services referred to in clause 4.4.

15.3	HPPI warranties

HPPI	represents and warrants that:

(a)	as at the Start Date:

(i)	HPPI is successor by merger to Commonwealth Biotechnologies, Inc, a Virginia corporation;

(ii)

the Amended Plan of Reorganization of CBI (the Plan), dated January 4, 2013, and filed in In re: Commonwealth Biotechnologies, Inc., Case No. 11-30381-KRH, U.S. Bankruptcy Court, E.D. Virginia (the Case), has been confirmed pursuant to a final and non-appealable order of the bankruptcy court;

(iii)	HPPI has delivered a true, correct and complete copy of the Plan with all amendments to Mayne Pharma;

(iv)	the “Effective Date”, as defined in the Plan, has occurred and is August 12, 2013 and HPPI has taken all actions reasonable and necessary to formally close the Case;

(v)	there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of HPPI; and

(vi)	the HP LLC Patents have been irrevocably assigned to HPPI on a royalty free basis;

(b)	it will use reasonable commercial efforts to maintain all warehousing, sales, personnel and facilities required to perform its obligations under this Agreement; and

(c)

it is the lawful and exclusive owner of the entire right, title and interest in and to all HPPI Licensed Rights (except to the extent such rights are licensed to HPPI with the right to grant sub licenses).

16.	Liability, indemnity and insurance

16.1	No exclusion or limitation

HPPI may have certain rights and remedies that cannot be excluded, restricted or modified by agreement. Nothing in this Agreement operates to exclude, restrict or modify the application of any implied condition or warranty, provision, the exercise of any right or remedy, or the imposition of any liability under any law where to do so would contravene that law or cause any term of this Agreement to be void (Non-excludable Obligation).

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 26

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

16.2	Exclusion and disclaimer of implied obligations

Except for the Non-excludable Obligations and the express covenants, representations and warranties set out in this Agreement, MAYNE PHARMA MAKES NO OTHER COVENANTS, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, THE WARRANTY OF NON INFRINGEMENT, OR ANY OTHER MATTER, ANY SUCH COVENANTS, REPRESENTATIONS AND WARRANTIES BEING EXPRESSLY DISCLAIMED.

16.3	Limitation of liability regarding matters other than Non-Excludable Obligations

Mayne Pharma’s liability to HPPI arising directly or indirectly under or in connection with this Agreement or the performance or non-performance of this Agreement and whether arising under any indemnity, statute, in tort (including for negligence or otherwise (except as provided for below in this clause 16.3)), or on any other basis in law or equity is limited as follows:

(a)	***;

(b)	***; and

(c)	***,

***.

16.4	Indemnity

HPPI must indemnify and hold harmless and keep indemnified and held harmless Mayne Pharma and each of its Personnel from and against all actions, claims, demands, losses, damages, costs and expenses (including legal expenses as between a solicitor and their own client) howsoever and wheresoever arising, whether during or after the Term, which arise directly or indirectly from or in respect of:

(a)	the research, development or registration activities relating to the Product, directly or indirectly, by HPPI;

(b)	the importation, promotion, marketing, sale or distribution of the Product, directly or indirectly, by HPPI;

(c)	the use or effects of such Product;

(d)

to avoid doubt and without limitation, any actual or alleged infringement of Intellectual Property Rights (but excluding the MP Licensed Rights) arising from any of activities, use or effects referred to in clauses 16.4(a) to 16.4(c), except to the extent that such action, claim, demand, loss, damage, cost or expense is caused by a breach of an express warranty given under this Agreement by Mayne Pharma or the gross negligence, fraud or wilful misconduct of Mayne Pharma or its Affiliates or Personnel.

16.5	HPPI Insurance

(a)

HPPI must take out, at its own cost, adequate insurance cover for the Term (and in the case of a claims based policy, for *** after), with reputable insurers to the reasonable satisfaction of Mayne Pharma, in respect of its liabilities under this Agreement and its activities contemplated by this Agreement, which:

(i)	covers each of HPPI, Mayne Pharma and its Personnel for their respective rights, interests and liabilities (to avoid doubt, in whatever country the liability arises); and

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 27

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(ii)	notes Mayne Pharma’s interest under the policy.

(b)	Without limiting clause 16.5(a):

(i)	for such period as there is a Mayne Pharma appointee to the board of directors of HPPI, HPPI must take out, at its own cost, adequate director and officer liability insurance cover;

(ii)

clinical trial insurance which provides coverage for at least *** for each occurrence and *** in the aggregate or such other level of cover as agreed in writing by the parties, acting reasonably, and which covers each of HPPI, Mayne Pharma and its Personnel for their respective rights, interests and liability arising directly or indirectly from or in respect of the conduct of any clinical trial conducted by or on behalf of HPPI for the Product; and

(iii)

from the Actual Launch Date, HPPI must effect product and public liability insurance which provides coverage for at least *** for each occurrence, and which covers each of HPPI, Mayne Pharma and its Personnel for their respective rights, interests and liabilities arising directly or indirectly from or in respect of:

(A)	the research, development or registration activities relating to the Product, directly or indirectly, by HPPI;

(B)	the importation, promotion, marketing, sale or distribution of the Product, directly or indirectly, by HPPI; and

(C)	the use or effects of such Product.

16.6	Mayne Pharma Insurance

Mayne Pharma must effect and maintain product and public liability insurance, with reputable insurers, which provides coverage for at least *** for each occurrence.

16.7	Maintain insurance

Each party must maintain the insurance policies referred to in clause 16.5 or 16.6 (as applicable) throughout the Term and, in the case of a claims-based policy, until *** after the termination or expiry of this Agreement.

16.8	Evidence of insurance

Promptly in response to a request by a party, the other party must provide to the requesting party evidence of the currency of the insurance policies referred to in clause 16.5 or 16.6 (as applicable).

CONFIDENTIALITY AND IPR

17.	Confidentiality and publication

17.1	Definition

Subject to clause 17.3, Confidential Information of a party (in this context, the Disclosing Party) means all information regardless of its form:

(a)

treated by the Disclosing Party as confidential or in which it would be reasonable to expect that the Disclosing Party has an expectation of confidentiality (even if not specifically identified as confidential); and

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 28

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(b)	disclosed by the Disclosing Party to the other party or of which the other party becomes aware, whether before or after the Start Date,

and any derived information from which that information can reasonably be ascertained. Without limiting the generality of the foregoing, Confidential Information shall include, information and materials related to Product, processes, formulations, procedures, tests, equipment, data, batch records, reports, know-how, patent positioning, relationships with consultants and employees, business plans and business developments, and information concerning the existence, scope or activities of any research, design, development, manufacturing, marketing or other activities hereunder or otherwise relating to the Disclosing Party or its business.

17.2	Restrictions on disclosure and use

Subject to the exceptions and permitted disclosures set out below, each party (Recipient) agrees:

(a)	to keep the Confidential Information of the Disclosing Party strictly secret and confidential from third parties (including any patent office); and

(b)

to use the Confidential Information only for the purposes of this Agreement or exercise of the rights granted under this Agreement, and not for any other activity (including the purchase or sale or securities of the Disclosing Party in the public markets) without the prior written approval of the other party, except that each party may share such Confidential Information:

(c)

with any Affiliate, sub licensee or approved contractors to the extent necessary or reasonably desirable for the purposes of this Agreement, provided each party remains responsible for ensuring such Affiliates, sub licensees or contractors comply with restrictions on use and disclosure of information which are at least equivalent to those set out in this Agreement, without any right of further disclosure;

(d)	to the extent reasonably necessary to seek, obtain or maintain (in the case of HPPI) a Marketing Authorisation or (in the case of Mayne Pharma) an MP Marketing Authorisation; and

(e)	to the extent reasonably necessary to prepare, file, maintain, enforce or defend patents or patent applications.

17.3	Exceptions

The restrictions on use and disclosure set out above do not apply to the extent the Recipient can show the information:

(a)	was public knowledge or generally known at the date of its disclosure or which subsequently becomes public knowledge or generally known through no act or failure to act on the part of the Recipient;

(b)	is or was already in the Recipient’s possession and was not acquired directly or indirectly from the Disclosing Party (in each case as shown by the Recipient’s written records);

(c)	is or was acquired by the Recipient in good faith from a third party who was not under an obligation of confidence with respect to that Confidential Information; or

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 29

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(d)

to the extent it is required by law, rule or regulation to be disclosed (including the U.S. federal securities laws and the rules and regulations of the U.S. Securities and Exchange Commission and the listing rules of the Australian Stock Exchange).

17.4	Scientific publication

(a)	Notwithstanding clauses 17.1 to 17.3, each party has the right to publish Proposed Publications, subject to this clause 17.4.

(b)	Each party (Publishing Party) must provide the other party with a copy of any Proposed Publication 30 days before the intended date of publication.

(c)	The other party may review the Proposed Publication within the 30 day period and put any reasonable requests it requires to the Publishing Party:

(i)

to prevent the disclosure of the other party’s Confidential Information, by amending the Proposed Publication to remove the other party’s Confidential Information or any information from which such Confidential Information can reasonably be ascertained; and/or

(ii)

to delay publishing the Proposed Publication to prevent prejudicing the other party’s ability to protect or commercially exploit any of its Intellectual Property Rights, up to a maximum further period of *** (for a total period of ***).

(d)	For the avoidance of doubt, nothing in this clause prevents a party from ultimately publishing a publication that does not include any other Confidential Information of the other party.

18.	Intellectual Property Rights

18.1	Intellectual Property Rights in the Product as at the Start Date

HPPI acknowledges and agrees that Mayne Pharma owns all Intellectual Property Rights in the Product existing as at the Start Date other than the HP LLC Patents, HPPI Licensed Rights or any Intellectual Property Rights developed exclusively by HPPI or its Affiliates or Personnel prior to the Start Date.

18.2	Reserved

18.3	Reserved

18.4	***

18.5	Development of Intellectual Property Rights and Licence of HPPI Licensed Rights

(a)	All Intellectual Property Rights relating to the Product:

(i)	from the Start Date to the Effective Date, for its use in the Original Field, that are or have been developed:

(A)	by HPPI, its Affiliates or Personnel (solely or with any third party);

(B)	jointly by HPPI and Mayne Pharma and their respective Affiliates and Personnel; or

(C)	solely by Mayne Pharma and its Affiliates and Personnel in providing the services referred to in clause 4.4, and

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 30

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(ii)	from the Effective Date, for its use in the Field, that are or have been developed by HPPI, its Affiliates or Personnel (solely or with any third party),

(collectively, Developed Intellectual Property Rights) shall be the sole and exclusive property of HPPI, and, to the extent created in part by Mayne Pharma, its Affiliates or Personnel, Mayne Pharma hereby irrevocably transfers and assigns to HPPI without additional consideration all such Intellectual Property Rights. Notwithstanding the foregoing, the parties agree with Schedule 7 applies to Developed Intellectual Property Rights. All such Intellectual Property Rights are included in the HPPI Licensed Rights.

(b)	All Intellectual Property Rights relating to the Product, whether or not for its use in the Field, that are or have been developed:

(i)	by Mayne Pharma, its Affiliates or Personnel (solely or with any third party) from and after the Start Date, or

(ii)	from the Effective Date, jointly by HPPI and Mayne Pharma and their respective Affiliates and Personnel,

shall be the sole and exclusive property of Mayne Pharma (but without limiting clause 3.3 of this Agreement), and, to the extent created in part by HPPI, its Affiliates or Personnel, HPPI hereby irrevocably transfers and assigns to Mayne Pharma without additional consideration all such Intellectual Property Rights. All such Intellectual Property Rights are included in the MP Licensed Rights to the extent relevant to the Product in the Field.

18.6	Notification of infringement or invalidity claim

Each party will immediately notify the other party if it becomes aware of any potential or actual:

(a)	infringement or misappropriation of the other party’s Intellectual Property Rights;

(b)

the infringement of third party rights as a result of the research, development and registration activities relating to the Product, or the manufacture, importation, promotion, marketing, sale or distribution of the Product, as contemplated under this Agreement; or

(c)	declaratory judgment or equitable relief action or similar proceeding alleging invalidity of any of the Licensed IPR.

18.7	Right to take action

Mayne Pharma will have the first right (but not the obligation) at its own cost and expense to pursue any remedies against any third party infringement or misappropriation of any Licensed IPR or to defend any Licensed IPR against a claim of invalidity. If Mayne Pharma decides not to pursue such remedies or defences within:

(a)	*** after notice of the alleged infringement, misappropriation or claim; or

(b)

*** before any deadline imposed by the Hatch-Waxman Act or similar laws (whichever comes first) with respect to an infringement or misappropriation of any HPPI Licensed Rights, or an infringement or misappropriation of any MP Licensed Rights within the scope of the grant of license from Mayne Pharma to HPPI under this Agreement, then HPPI will have the right (but not the obligation) at its own cost and expense to pursue any remedies against the infringing or misappropriating third party or defences against claims of invalidity. A party taking action pursuant to this clause will be an Enforcing Party.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 31

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

18.8	Consultation and assistance

The Enforcing Party will regularly consult with the other party with respect to any action or proceeding it undertakes and will consider the other party’s position in good faith, and keep the other party informed of developments in any such action or proceeding. The other party will assist and cooperate fully with the Enforcing Party including, if required or reasonably requested, entering into a common interest agreement, bringing or joining in any action or proceeding, taking any action or providing a power of attorney, in each case, at the cost and expense of the Enforcing Party.

18.9	Disposition of damages

Any damages or other amounts collected will be distributed, first, to the Enforcing Party to cover its costs and expenses and, second, to the other party to cover its costs and expenses, if any, relating to the assistance and cooperation in the pursuit of such remedies; and any remaining amount will be distributed to the Enforcing Party.

19.	Branding

19.1	Directions regarding use of the Trade Mark

HPPI may use the Trade Mark in connection with its promotion, marketing, sale and distribution of the Product in the Territory, and must observe all directions notified to it by Mayne Pharma regarding the depiction of its Trade Marks.

19.2	Samples of marketing materials

HPPI must submit to Mayne Pharma samples of all materials (including all advertisements, promotions and other marketing material for the Product) that depict the Trade Mark for approval by Mayne Pharma before use.

19.3	Use of the Trade Mark

HPPI must not, whether during the Term or after the end of this Agreement:

(a)	use the Trade Mark as part of its corporate, business or trading name;

(b)	use any other trade mark or name in conjunction with or in close proximity to the Trade Mark;

(c)

use the Trade Mark in a manner which would jeopardise or invalidate any registration (or prejudice any application for registration) of the Trade Mark or could assist or give rise to an application to terminate, revoke or dilute any such registration; or

(d)	use the Trade Mark in a manner which might prejudice the right or title of Mayne Pharma to the Trade Mark.

19.4	Goodwill

HPPI acknowledges that any goodwill and other such rights in the Trade Marks that may otherwise accrue to HPPI as a result of its use of the Trade Mark, accrue to the benefit of Mayne Pharma.

19.5	No right for HPPI to register the Trade Mark

HPPI must not, whether during the Term or after the end of this Agreement, apply to register anywhere in the Territory or the world any trade mark, or apply to register or use any business name, company name or Internet domain name that comprises or contains the Trade Mark or any words or images that are similar to the Trade Mark without the prior written consent of Mayne Pharma.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 32

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

TERMINATION

20.	Termination

20.1	Termination for breach by a party

A party may terminate this Agreement with immediate effect by notice in the manner set forth below to the other party if:

(a)	that other party breaches any material provision of this Agreement and fails to remedy the breach within *** after receiving notice requiring it to do so;

(b)	that other party breaches a material provision of this Agreement where that breach is not capable of remedy; or

(c)	any event referred to in clause 20.3 happens to that other party (whether or not notification has been provided under clause 20.3).

20.2	Termination by Mayne Pharma for cause arising under a related agreement

Mayne Pharma may terminate this Agreement with immediate effect by notice to HPPI if:

(a)	HPPI breaches a material provision of the Equity Holders Agreement, and:

(i)	fails to remedy the breach within *** after receiving notice requiring it to do so; or

(ii)	that breach is not capable of remedy;

(b)	HPPI breaches a material provision of the Mayne Pharma Purchase Agreement, the 2015 SPA, the 2018 SPA, the Angiogenesis and Hedgehog Patent Sublicense or the December 2018 Agreement and:

(i)	fails to remedy the breach within *** after receiving notice requiring it to do so; or

(ii)	that breach is not capable of remedy.

20.3	Notification of insolvency events

Each party must notify the other party immediately if:

(a)	that party ceases to carry on its business operations;

(b)	that party ceases to be able to pay its debts as they become due;

(c)	any step is taken by a mortgagee or secured party to take possession or dispose of the whole or part of that party’s assets, operations or business;

(d)	that party makes a general assignment for the benefit of creditors;

(e)	that party becomes the subject of the filing or institution of bankruptcy, liquidation or receivership proceedings;

(f)

any step is taken to appoint a receiver, a receiver and manager, a trustee in bankruptcy, a provisional liquidator, a liquidator, an administrator or other like person of the whole or part of that party’s assets, operations or business; or

(g)	an order is made for winding up or dissolution without winding up of that party or an effective resolution is passed for the winding up of that party.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 33

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

20.4	Change of Control and disposal of assets or business by HPPI

(a)

For so long as this Agreement is in effect, HPPI must seek the prior written consent of Mayne Pharma before it disposes of the whole or a substantial part of its assets, operations or business, such consent not to be unreasonably withheld, conditioned or delayed. HPPI must, at its own reasonable expense, provide to Mayne Pharma such information as Mayne Pharma reasonably requires to consider such a request for consent, including an independent third party opinion on valuation that has been approved by the board of HPPI. Without limitation, a breach of this clause is a breach of a material provision of this Agreement not capable of remedy.

(b)

For so long as this Agreement is in effect, HPPI must notify Mayne Pharma before it undergoes any change in its direct or indirect Control. If, acting reasonably, Mayne Pharma considers that such change will have a material, negative impact on its rights under this Agreement, it may terminate this Agreement by giving *** notice to HPPI. Mayne Pharma agrees that HPPI is not deemed to have undergone a change in its direct or indirect Control for purposes of this clause 20.4(b) if Mayne Pharma ceases to own more than 50% of the outstanding voting power of HPPI solely as a result of (i) HPPI’s issuance of New Securities in an equity financing with respect to which Mayne Pharma has preemptive or similar contractual rights to participate on the same terms and conditions as investors in the financing and (ii) Mayne Pharma’s election not to participate in such financing on the same terms and conditions as investors in the financing.

20.5	Impact of claims of infringement

(a)

If Mayne Pharma becomes subject to, or acting in its discretion, considers it is at risk of becoming subject to, any litigation, arbitration or similar proceeding claiming its activities under this Agreement with respect to the Product infringe the Intellectual Property Rights of any third party (the Third Party IPR), then Mayne Pharma may, at any time while such proceeding or risk remains, with immediate effect by notice to HPPI, elect not to supply Product for commercial sales until:

(i)	Mayne Pharma enters into written agreement under which it obtains an exclusive license to copy and exploit all Intellectual Property Rights in the applicable Third Party IPR; or

(ii)	all rights arising from the applicable Third Party IPR in the Territory have expired, lapsed or been invalidated by action of Mayne Pharma, HPPI or otherwise.

(b)	During any period that Mayne Pharma has elected not to supply Product for commercial sale under clause 20.5(a):

(i)	Mayne Pharma will supply Product:

(A)

for uses reasonably related to the development and submission of information under a US Federal law which regulates the manufacture, use, or sale of drugs for clinical trials that have already started at the date of the notice until those clinical trials have completed;

(B)	at the Floor Price in accordance with item 5.2(a) of Schedule 5, in which case item 5.1 of Schedule 5 shall no longer apply;

(ii)

HPPI may allow any Backup Manufacturer to manufacture the Product for commercial sale, in accordance with Schedule 6 except that notwithstanding item 3.1 of Schedule 6, the parties will use their reasonable commercial efforts to Qualify a Backup Manufacturer (both as defined in Schedule 6) within 6 months after consent is provided by Mayne Pharma under item 2 of Schedule 6;

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 34

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(iii)

recognizing that the exercise by Mayne Pharma of its election under this clause 20.5 to not provide Product for commercial supply would materially impact the timing for any planned commercial launch of the Product in the Field, should Mayne Pharma exercise its rights under this clause 20.5, HPPI and Mayne Pharma shall, with input from the JDC, promptly take action to amend the Development Plan. The parties shall use reasonable commercial efforts to approve such revised Development Plan within *** of Mayne Pharma’s election; and

(iv)	in consideration for Mayne Pharma allowing such manufacture by a Backup Manufacturer, at the end of each Quarter:

(A)	HPPI must notify Mayne Pharma of the quantities of any Product manufactured by the Backup Manufacturer in that Quarter under clause 20.5(b)(ii); and

(B)	HPPI must pay to Mayne Pharma:

Mayne Pharma Sales Share Rate x (the Total Net Sales for that Quarter minus the reasonable cost of goods (per unit) incurred by HPPI to obtain the Product sold in that Quarter from the Backup Manufacturer), within *** of the date of Mayne Pharma’s notice under clause 20.5(a).

20.6	Accrued rights and remedies

The termination or expiry of this Agreement does not affect any accrued rights or remedies of either party.

20.7	Sell down or repurchase

At the termination or expiry of this Agreement except for termination by Mayne Pharma under clause 20.1 or 20.2:

(a)	Mayne Pharma will fill any Orders provided they are placed *** before the date of the termination or expiry of this Agreement; and

(b)

HPPI may promote, market, sell and distribute any Product for a period of *** from the termination or expiry of this Agreement (in which case, to avoid doubt, the provisions of clause 7, 10 and 11 continue to apply), subject to HPPI meeting its contractual obligations after the termination or expiry of this Agreement.

20.8	Return of Confidential Information

At the termination or expiry of this Agreement for any reason whatsoever:

(a)

each party will, as soon as practicable, return to the other party all of the other party’s Confidential Information (other than Confidential Information comprising part of the HPPI Licensed Rights), whether in permanent or magnetic/computer disk form or any other form provided that each party may:

(i)	provide one copy of that Confidential Information to its legal advisers, to be held by them solely for the purpose of determining the scope of that party’s obligations under this clause; and

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 35

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(ii)	retain one copy of such of that Confidential Information that is required by the Relevant Regulatory Authority, to be retained by that party.

(b)

HPPI must, within *** after the termination or expiry of this Agreement, deliver to Mayne Pharma, at Mayne Pharma’s option, all advertising, promotional or sales materials relating to the Product which are still in the power, possession or control of HPPI, any of its Affiliates or any Sub Licensee.

GENERAL

21.	Force majeure

21.1	Occurrence of Force Majeure Event

If a Force Majeure Event affecting a party precludes that party (Precluded Party) partially or wholly from complying with its obligations (except its payment obligations) under this Agreement then:

(a)	as soon as reasonably practicable after that Force Majeure Event arises, the Precluded Party must notify the other party in writing of:

(i)	the Force Majeure Event;

(ii)	which obligations the Precluded Party is precluded from performing (Affected Obligations);

(iii)	the extent to which the Force Majeure Event precludes the Precluded Party from performing the Affected Obligations (Precluded Extent); and

(iv)	the expected duration of the delay arising directly out of the Force Majeure Event;

(b)

the Precluded Party’s obligation to perform the Affected Obligations will, to the Precluded Extent, be suspended for the duration of the actual delay arising directly out of the Force Majeure Event; and

(c)	the other party’s obligations to perform any obligations dependent on the Affected Obligations will be suspended until the Precluded Party resumes performance.

21.2	Termination

If the suspension under clause 21.1(b) continues for more than ***, the other party may terminate this Agreement with immediate effect by giving notice to the Precluded Party.

22.	Notices and other communications

22.1	Service of notices

A notice, demand, consent, approval or communication under this Agreement (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)

hand delivered or sent by reputable international courier, prepaid post or by facsimile transmission to the recipient’s address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender.

22.2	Effective on receipt

A Notice given in accordance with clause 22.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered or sent by reputable international courier, on delivery;

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 36

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(b)	if sent by prepaid post, on the second Business Day after the date of posting (or on the seventh Business Day after the date of posting if posted to or from a place outside Australia);

(c)

if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire Notice unless, within 8 Business Hours after the transmission, the recipient informs the sender that it has not received the entire Notice, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

23.	Dispute resolution

In the event of any action, question or disagreement arising from or relating to this Agreement, the parties hereto agree to settle such action, question or disagreement by arbitration before three arbitrators in New York, New York, selected by, and such arbitration to be administered by, the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each of the parties hereto agrees and acknowledges that all actions, questions or disagreements between or among them arising from or relating to this Agreement are subject to the alternative dispute resolution procedures of this clause 23. Each of the parties hereto agrees that any aspect of alternative dispute resolution not specifically covered in this Agreement shall be covered, without limitation, by the applicable AAA rules and procedures. Each of the parties hereto further agrees that any determination by the arbitrator regarding any action, question or disagreement arising from or relating to this Agreement shall be final and binding upon the parties hereto and shall not be subject to further appeal.

24.	GST

24.1	Interpretation

(a)	Words or expressions used in this clause 24 which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the same meaning in this clause.

(b)	Clause 25 prevails over this clause 24 to the extent of any inconsistency.

24.2	Consideration is GST exclusive

Any consideration to be paid or provided to the Supplier for a supply made by it under or in connection with this Agreement, unless specifically described in this Agreement as ‘GST inclusive’, does not include an amount on account of GST.

24.3	Gross up of consideration

(a)

Despite any other provision in this Agreement, if the Supplier makes a taxable supply under or in connection with this Agreement (not being a supply the consideration for which is specifically described in this Agreement as ‘GST inclusive’):

(i)

the consideration payable or to be provided for that supply under this Agreement but for the application of this clause (‘GST exclusive consideration’) is increased by, and the Recipient must also pay to the Supplier, an amount equal to the GST payable on the supply (‘GST Amount’); and

(ii)	the GST Amount must be paid to the Supplier by the Recipient without set off, deduction or requirement for demand, at the same time as the GST exclusive consideration is payable or to be provided.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 37

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

24.4	The sale of the Product is intended to be a GST-free export of goods

(a)	Mayne Pharma and HPPI acknowledge that the supply of the Product under this Agreement is intended to constitute a GST-free supply of exported goods under item 1 of section 38-185(1) of the GST Act.

(b)	HPPI warrants that in relation to each delivery of the Product, it will it satisfy the requirements under:

(i)	Item 1 of section 38-185(1) and section 38-185(3) the GST Act; and

(ii)

The interpretation of those provisions in paragraph (i) as outlined by the Australian Taxation Office in its Public Goods and Services Tax Ruling ‘GSTR 2002/6, Goods and Services Tax: Exports of goods, items 1 to 4A of the table in subsection 38-185(1) of the A New Tax System (Goods and Services Tax) Act 1999’.

(c)	HPPI must provide written evidence to the Supplier that it has satisfied the requirements in clause 24.4(b) within *** of the Supplier issuing an invoice for the relevant Product.

(d)

In the event HPPI fails to satisfy the requirements in clause 24.4(b), clause 24.4(c) or the Australian Taxation Office otherwise determines that the sale of the Product by Mayne Pharma constitutes a taxable supply, HPPI must immediately pay to Mayne Pharma the GST Amount payable in relation to the supply of the Product in accordance with clause 24.3 and any applicable interest, fines and penalties payable by Mayne Pharma as a result of the supply of the Product being treated as a GST-free supply.

24.5	Reimbursements (net down)

If a payment to a party under this Agreement is a reimbursement or indemnification or otherwise calculated by reference to a loss, cost or expense incurred by that party, then the payment will be reduced by the amount of any input tax credit to which that party, or the representative member of the GST group that party is a member of (as the case may be), is entitled in respect of that loss, cost or expense.

24.6	Tax invoices

The Supplier will give the Recipient a tax invoice in respect of a taxable supply made under or in connection with this Agreement.

24.7	Adjustments

If and to the event an adjustment event arises in respect of a supply made under or in connection with this Agreement, then:

(a)	if the Supplier’s corrected GST Amount is less than the previously attributed GST Amount, the Supplier shall refund the difference to the Recipient;

(b)	if the Supplier’s corrected GST Amount is greater than the previously attributed GST Amount, the Recipient shall pay the difference to the Supplier;

(c)	the Supplier must issue an adjustment note to the Recipient within *** of the adjustment event occurring or otherwise as soon as it becomes aware of the adjustment event; and

(d)	any payment under clauses 24.7(a) or 24.7(b) must be paid to the Supplier or Recipient (as the case may be) within *** of the adjustment note being issued by the Supplier.

24.8	Similar goods and services taxes or value added taxes

Clauses 24.2, 24.3 and 24.5 to 24.7 apply with the necessary changes in respect of any similar goods and services taxes or value added taxes levied in jurisdictions outside Australia.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 38

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

25.	Tax

25.1	Payments free of taxes; obligations to withhold; payments on account of taxes

(a)

Any and all payments to be made to Mayne Pharma under this Agreement must be, to the extent permitted by law, be made free and clear or and without reduction or withholding for any Tax. HPPI acknowledges and agrees that any amount (in cash, securities or property in kind) received by Mayne Pharma or its nominee from HPPI as consideration arising under or related to this Agreement, is deemed to be a payment made to Mayne Pharma under this Agreement.

(b)	Whenever HPPI is required by law to make a deduction or withholding in respect of Tax from any payment to be made to Mayne Pharma under this Agreement, then HPPI will:

(i)	make that deduction or withholding from the payment;

(ii)

promptly pay an amount equal to the amount deducted or withheld as required by law and by the date that Tax is due to be paid to the appropriate governmental or regulatory agency having jurisdiction over HPPI;

(iii)

if requested by Mayne Pharma, within *** of that request, deliver to Mayne Pharma official relevant receipts issued by such Tax authority, if any, received by HPPI or other documentation of HPPI evidencing payment of that amount; and

(c)

pay Mayne Pharma such additional amounts as necessary to ensure Mayne Pharma receives when due a net amount (after deduction or withholding of any Taxes in respect of such additional amounts) equal to the full amount which Mayne Pharma would have received if no deduction or withholding had been made.

25.2	Refunds

Mayne Pharma has no obligation to file or otherwise pursue any refund of Taxes withheld or deducted from funds paid to Mayne Pharma.

26.	Miscellaneous

26.1	Survival of Obligations

Any indemnity or any obligation of confidence under this Agreement is independent and survives termination of this Agreement. Any other term by its nature intended to survive termination of this Agreement survives termination of this Agreement, to avoid doubt, including clause 3.2(b)(i), 5.3, 7.1, 7.4, 7.5, 12.2(d), 16, 17, 18.1, 18.7, 19.3 to 19.5, 20.6 to 20.8, 23, 24, 25, 26.1, 26.11 and 26.14, Schedule 2 (except to the extent otherwise provided therein) and Schedule 7.

26.2	Approvals and consents

Except where this Agreement expressly provides otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this Agreement.

26.3	Announcements

Without limiting clause 17, a public announcement by HPPI in connection with this Agreement or any transaction contemplated by it must be approved in writing by Mayne Pharma before it is made, except if required by law or a regulatory body (including any relevant stock exchange), in which case HPPI must, to the extent practicable, first consult with and take into account the reasonable requirements of Mayne Pharma.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 39

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

26.4	Subcontracting

Each party may appoint contractors to perform its obligations under this Agreement, except that HPPI must obtain the prior written consent of Mayne Pharma before appointing a contractor to perform a material part of the HPPI’s obligations under this Agreement. The appointment of any contractor by a party does not relieve that party of any of its obligations under this Agreement.

26.5	Assignment

(a)	HPPI may assign any of its rights or obligations under this Agreement only with the prior written consent of Mayne Pharma.

(b)	Mayne Pharma may assign any of its rights or obligations under this Agreement to:

(i)	an Affiliate or any entity to whom Mayne Pharma has disposed the whole or a substantial part of its assets, operations or business; or

(ii)	otherwise with the prior written consent of HPPI.

26.6	Costs

Each party must pay its costs and expenses of negotiating, preparing and executing this Agreement.

26.7	Relationship

The relationship of principal and agent does not exist between the parties. Each party is an independent contractor and not an agent of HPPI. Neither party has any authority to act, execute any documents or warrant or represent on behalf of or otherwise bind the other party.

26.8	No modification

This Agreement cannot be modified except in writing and signed by each party.

26.9	Non waiver

A party’s failure to exercise any right conferred on it under this Agreement will not be deemed to be a waiver of that right, unless it is in writing signed by that party. A party’s waiver of any right under this Agreement at any given time is not deemed to be a waiver for any other time.

26.10	Entire agreement

This Agreement (as amended and restated as of the Effective Date), including its schedules, the Equity Holders Agreement, the 2014 Transaction Documents (as defined in the Equity Holders Agreement) and the 2015 Transaction Documents (as defined in the Equity Holders Agreement), the 2018 SPA, the Angiogenesis and Hedgehog Patent Sublicense, the December 2018 Agreement and the exhibits, annexes, instruments and the documents contemplated thereby, constitute the entire agreement between the parties in connection with its subject matter and supersedes all previous or contemporaneous agreements, promises or understandings between the parties in connection with its subject matter.

26.11	Further Action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this Agreement and any transaction contemplated by it.

26.12	Severability

If any term or provision of this Agreement is held to be invalid or unenforceable, it is to be read down so as to be valid or enforceable or, if such reading down is not possible, severed and the remaining terms hereof will not be affected but will be valid and enforced to the fullest extent permitted by law.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 40

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

26.13	Counterparts

This Agreement may be executed in counterparts, including electronic counterparts. All executed counterparts constitute one document. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

26.14	Governing law

This Agreement is governed by the laws of Delaware, USA, without regard to the conflicts of laws principles thereof.

26.15	Embodiments of IIPR

All rights and licenses granted by HPPI to Mayne Pharma under this Agreement (including, without limitation, pursuant to Clause 5.5 and Schedule 7) are and shall be deemed to be rights and licenses to “intellectual property” and the subject matter of this Agreement, including all Intellectual Property Rights, is and shall be deemed to be “embodiment[s]” of “intellectual property” in each case, as such terms are used in and interpreted under Section 365(n) of the United States Bankruptcy Code (the “Code”) (11 U.S.C. § 365(n)). Mayne Pharma shall have all rights, elections and protections under the Code and all other applicable bankruptcy, insolvency and similar laws with respect to this Agreement (including, without limitation, pursuant to Clause 5.5 and Schedule 7) and the subject matter hereof and thereof. Without limiting the generality of the foregoing, HPPI acknowledges and agrees that, if HPPI or its estate becomes subject to any bankruptcy or similar proceeding: (A) subject to Mayne Pharma’s rights of election under Section 365(n), all rights, licenses and privileges granted to Mayne Pharma under this Agreement (including, without limitation, pursuant to Clause 5.5 and Schedule 7) will continue subject to the respective terms and conditions hereof and thereof, and will not be affected, even by HPPI’s rejection of this Agreement (including, without limitation, pursuant to Clause 5.5 and Schedule 7) and (B) Mayne Pharma shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property and embodiments of intellectual property, which, if not already in Mayne Pharma’s possession, shall be promptly delivered to Mayne Pharma or its designee, unless HPPI elects to and does in fact continue to perform all of its obligations under this Agreement (including, without limitation, pursuant to Clause 5.5 and Schedule 7).

[Schedules Follow Beginning on Next Page]

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 41

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

Schedule 1 – Agreement details

1.	Start Date

3 September 2013

2.	Initial Term

Starts on the Start Date and continues until the later of:

(a)	10 years from the Actual Launch Date;

(b)

all issued patents of Mayne Pharma or any of its Affiliates referred to in paragraph (a) of the definition of MP Licensed Rights (and all continuations-in-part, continuations or divisions of any such patent or patents, or substitutes of it, and any reissues, re-examinations, extensions, or renewals of the same) have lapsed or expired.

3.	Territory

United States of America, including all of its commonwealths, territories and possessions.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 42

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

Schedule	2 – BCCNS Field

1.	Transfer Activities

(a)

From the Effective Date, HPPI, in collaboration with Mayne Pharma, must immediately commence all activities necessary or reasonably required to implement the transfer of all of HPPI’s rights to the Product to Mayne Pharma in the Territory in the BCCNS Field (Transfer Activities), including:

(i)

the assignment to Mayne Pharma (subject to obtaining applicable third party agreements and consents as necessary) of all relevant contracts and other agreements related to HPPI’s activities in the BCCNS Field in the Territory which are deemed necessary by Mayne Pharma for the future conduct of its activities in the BCCNS Field in the Territory (provided that HPPI shall provide Mayne Pharma copies of all agreements with contract research organisations, clinical trial investigators and key opinion leaders and any other agreements as requested in writing by Mayne Pharma);

(ii)	the transfer of IND *** and the sponsorship of such IND to Mayne Pharma;

(iii)

the transfer of all relevant regulatory files relating to the Product in the BCCNS Field to Mayne Pharma, including PDF and word versions of all HPPI correspondence and IND related submissions sent by HPPI to the FDA and PDF copies of all correspondence received from the FDA; and

(iv)

the transfer to Mayne Pharma of all audited or raw clinical data related to HPPI’s Phase 2b trial in the possession of HPPI or its contractors as of the Effective Date , including the Trial Master File as described in Schedule 3 and a copy of the *** study database in Excel and/or SAS format (“Scoring Study Clinical Data”).

(b)

To avoid doubt, the rights to the Product in the Territory in the BCCNS Field which are the subject of the Transfer Activities shall not include a transfer or assignment of the HPPI Patents, the HP LLC Patents or any other patents or patent applications owned or licensed by HPPI themselves, which patents and applications are subject to the license granted by HPPI hereunder.

(c)	Mayne Pharma designates *** as its point person in the United States to interface with HPPI management on a frequent basis to coordinate and ensure the efficient execution of the Transfer Activities.

(d)	HPPI may not communicate with the FDA after the Effective Date with regard to the MP Product in the BCCNS Field, except to give effect to the transfer as set out above.

(e)	From the Effective Date, Mayne Pharma is:

(i)	responsible for all expenses related to exploiting the MP Product in the BCCNS Field (including, with respect to third party consulting if Mayne Pharma determines to engage such services); and

(ii)	responsible (save for HPPI’s Transfer Activity obligations) for compiling the integrated safety study required for any MP Marketing Authorisation in the BCCNS Field.

(f)	HPPI is responsible for all liabilities related to the Product in the Territory in the treatment of human patients with cancer via oral administration prior to the Effective Date.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 43

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(g)

Each of HPPI and Mayne Pharma must use its reasonable commercial efforts to complete all Transfer Activities detailed in clause 1(a) on or prior to December 31, 2018 (subject to any required consents of or negotiations with third party contractors), other than the transfer of the Scoring Study Clinical Data and the IND transfer. Each of HPPI and Mayne Pharma must use its reasonable commercial efforts to complete the transfer of all *** and IND *** to Mayne Pharma on or prior to January 31, 2019.

2.	Advancement of Funds

(a)

In consideration of HPPI’s execution and delivery of this Agreement, and HPPI’s performance of its obligations under this Agreement, Mayne Pharma agrees to advance funds to HPPI in an aggregate amount of up to Five Million United States dollars (USD 5,000,000) (each, an Advance, and collectively, the Advances), as set out in this item 2 of Schedule 2.

(b)	Base Advances

(i)	Tranche One – On the Effective Date, Mayne Pharma must make an Advance to HPPI of Five Hundred Thousand United States dollars (USD 500,000);

(ii)

Tranche Two – Within three (3) Business Days following the completion of the Transfer Activities (as evidenced by the completion in all material respects of the actions set forth in items 1(a)(i) to 1(a)(iii) of this Schedule 2), Mayne Pharma must make an Advance to HPPI of One Million United States dollars (USD 1,000,000); and

(iii)

Tranche Three – If, and only if, the Scoring Study Clinical Data has been provided to Mayne Pharma in all material respects so as to allow Mayne Pharma to assume control of the Product in the Territory in the BCCNS Field, upon the earlier of June 30, 2019 or the acceptance for filing by FDA of an NDA for the Product in the BCCNS Field, Mayne Pharma must make an Advance to HPPI of One Million Five Hundred Thousand United States dollars (USD 1,500,000).

(c)	Top-Up Right; Elected Advance

(i)

If, from Effective Date until June 30, 2021, HPPI proposes to issue New Securities in any transaction that would result in HPPI having received aggregate gross proceeds since the Effective Date of more than Three Million United States dollars (USD 3,000,000) (Threshold) from the issuance of New Securities to one or more investors other than Mayne Pharma, whether in one or a series of related or unrelated financings (collectively, an Equity Issuance), then, Mayne Pharma will have the right, at its option, to purchase concurrently with the most recent Equity Issuance that results in the Threshold being met, up to or equal to the same New Securities being sold to the investors in such Equity Issuance, on terms and conditions the same as the most favourable terms contemplated in any such financing, such that following the Equity Issuance and the exercise of such option Mayne Pharma will own up to the same percentage of equity in HPPI that it owned immediately prior to the Equity Issuance (Top-Up Right).

(ii)

If Mayne Pharma does not purchase its entire allocation pursuant to the Top-Up Right then, promptly following delivery of notice by HPPI (at its election) to Mayne Pharma requesting a further Advance of up to an amount equal to the difference between Two Million United States dollars (USD 2,000,000) and the amount of aggregate gross proceeds received by HPPI from Mayne Pharma from the sale of New Securities to Mayne Pharma pursuant to the Top-Up Right (Elected Advance), ***.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 44

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(iii)

To avoid doubt, if HPPI receives aggregate proceeds of at least Two Million United States dollars (USD 2,000,000) from Mayne Pharma from the sale of New Securities to Mayne Pharma pursuant to the Top-Up Right, then HPPI is not entitled to request the Elected Advance and Mayne Pharma has no obligation to make the Elected Advance to HPPI.

(d)	Additional terms and conditions

(i)

Notwithstanding anything to the contrary in this Agreement, Mayne Pharma shall not be required to make any Advance under this item 2 of Schedule 2 if: (A) this Agreement has expired, has been terminated or is not otherwise in full force and effect, or (B) any event referred to in clause 20.3 has happened to HPPI.

(ii)	HPPI may use the proceeds from each Advance as determined by HPPI in its discretion.

(iii)	With respect to any Equity Issuance, Mayne Pharma hereby agrees to waive its right to approve any such Equity Issuance pursuant to Section 5.3 of the 2018 SPA.

(e)	Optional Conversion in Certain Circumstances

(i)

If Mayne Pharma does not obtain FDA approval of an NDA for the MP Product in the BCCNS Field by December 31, 2023, then, from and after December 31, 2023, at any time and from time to time, Mayne Pharma may convert, at its option by notice to HPPI and without the payment of additional consideration by Mayne Pharma, all or any portion of the Advances Amount (as defined below) made under this item 2 of Schedule 2 into such number of fully paid and non-assessable restricted shares of common stock of HPPI as is determined by dividing the amount of Advances Amount being converted by the Per Share Market Price.

(ii)

No fractional shares of common stock of HPPI shall be issued upon conversion of Advances Amount under this item 2(e) of Schedule 2. In lieu of any fractional shares to which Mayne Pharma would otherwise be entitled, HPPI shall pay cash equal to such fraction multiplied by the Per Share Market Price.

(iii)

In order for Mayne Pharma to voluntarily convert all or any portion of the Advances Amount into common stock of HPPI pursuant to this item 2(e) of Schedule 2, Mayne Pharma shall provide written notice to HPPI that Mayne Pharma elects to convert all or any portion of the Advances Amount and specify the amount of Advances Amount that is being so converted (a Conversion Notice).

(iv)

HPPI shall, as soon as practicable after receipt of a Conversion Notice (i) issue and deliver to Mayne Pharma, or to its nominees, a certificate or certificates for the number of full shares of HPPI common stock issuable upon such conversion in accordance with the provisions hereof and an acknowledgement as to the remaining amount of Advances Amount that have not converted into HPPI common stock and (ii) pay in cash such amount as provided in item 2(e)(ii) of Schedule 2 in lieu of any fraction of a share of HPPI common stock otherwise issuable upon such conversion.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 45

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(v)	For the purposes of this item 2(e) of Schedule 2:

(A)	Advances Amount means a USD value determined by multiplying (1) the amount of Advances proposed to be converted into HPPI common stock by (2) 1.10.

(B)

Per Share Market Price means (1) if HPPI common stock is then traded primarily on the New York Stock Exchange or Nasdaq Stock Market, the per share volume weighted average trading price of HPPI common stock over the thirty (30) consecutive trading days ending on the trading day immediately prior to HPPI’s receipt of the applicable Conversion Notice (calculated by dividing the total value by the total volume of HPPI common stock traded for the trading days included in such thirty (30) trading day period), (2) if HPPI common stock is then listed or traded on other exchanges, markets and systems, the per share volume weighted average trading price of HPPI common stock over the ninety (90) consecutive trading days ending on the trading day immediately prior to HPPI’s receipt of the applicable Conversion Notice (calculated by dividing the total value by the total volume of HPPI common stock traded for the trading days included in such ninety (90) trading day period) and (3) if HPPI common stock is not then publicly traded, the per share fair market value of HPPI common stock as determined by an appraiser mutually selected by Mayne Pharma and HPPI that is independent of Mayne Pharma and HPPI and their respective Affiliates that is skilled in preparing appraisals of the value of non-publicly traded stock, provided that (i) if Mayne Pharma and HPPI are unable to agree on a single appraiser, then each party must select a qualified independent appraiser and the two qualified independent appraisers must then determine the per share fair market value of HPPI common stock, (ii) if the two qualified independent appraisers cannot agree on the per share fair market value of HPPI common stock within 30 days after their selection, they must, within 30 days, mutually select a third qualified independent appraiser, (iii) the mutually selected qualified independent appraiser (or, if applicable, the third qualified independent appraiser) must determine the per share fair market value of HPPI common stock within 30 days of selection, and such determination is conclusive and binding upon Mayne Pharma and HPPI and (iv) Mayne Pharma and HPPI must bear equally the fees and expenses of such appraisers.

(vi)

HPPI shall have no obligation to reserve and keep available out of its authorized but unreserved and unissued capital stock any shares of HPPI common stock or other HPPI securities for the purpose of effecting the conversion of Advances pursuant to this item 2(e) of Schedule 2; provided, however, that if at the applicable date of desired conversion of any Advances (Conversion Date), HPPI shall have an insufficient number of authorized, unreserved shares of HPPI common stock available for issuance upon conversion of all of such Advances, Mayne Pharma may elect to convert the applicable amount of such Advances it is permitted to convert based on the then authorized, unreserved shares of HPPI common stock and, with respect to any deficiency amount, to either (A) require HPPI to take, and HPPI shall take, all corporate action within *** of the Conversion Date as may be necessary to increase its authorized but unissued and unreserved shares of HPPI common stock to such number of shares as shall be sufficient for purposes of converting the remaining Advances or (B) recoup the Advances that is unable to be converted as of the Conversion Date in the form of

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 46

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

an unsecured promissory note issued by HPPI which will (1) not contain any affirmative or negative covenants restricting the corporate activities of HPPI, (2) contain customary event of default and other provisions for a simple promissory note, (3) will mature on the one (1) year anniversary of the Conversion Date, (4) will carry an interest rate of *** per annum and (5) will be prepayable by HPPI at any time prior to maturity without penalty.

(vii)

Any such portion of Advances so converted under this item 2(e) of Schedule 2 shall not be credited and set off against royalty payments, if any, due by Mayne Pharma to HPPI under item 4.1 of Schedule 2 as contemplated by item 4.3 of Schedule 2.

(viii)

With respect to any and all shares of common stock of HPPI issued upon conversion of Advances under this item 2(e) of Schedule 2, HPPI agrees to provide to Mayne Pharma the same rights and privileges that are set forth in Annex G to the 2018 SPA applicable to Registrable Securities (as defined therein).

3.	Mayne Pharma’s performance obligation for the BCCNS Field

After Mayne Pharma obtains any MP Marketing Authorisation for any MP Product in the Territory in the BCCNS Field, Mayne Pharma must use reasonable commercial efforts to maximise the sale of the MP Product in the BCCNS Field in the Territory (including, without limitation, through maintaining all warehousing, sales, personnel and facilities required to perform its obligations under this Agreement with respect to Products in the BCCNS Field in the Territory).

4.	Royalty

4.1	Payment each Quarter

Subject to items 4.2 and 4.3 of Schedule 2, within 60 days of the end of each Quarter, Mayne Pharma must pay to HPPI a cash royalty (HPPI BCCNS Royalty) of 9% on the aggregate of the actual gross invoice price for the MP Product sold by Mayne Pharma, its Affiliates or any sub licensee to third parties in the Territory in the BCCNS Field, less the following deductions (whether or not separately stated on invoices) to the extent reasonable and customary in the market for the MP Product or any product similar to or substitutable for the MP Product:

(a)	***;

(b)	***; and

(c)	***.

4.2	Calculation of the royalty

In respect of the amounts payable under item 4.1 of Schedule 2:

(a)

if such amount is negative in any Quarter, then no royalty is payable for that Quarter and that amount will be carried forward and included as a deduction from the aggregate of the gross invoice price in any subsequent Quarter (as applicable);

(b)

Mayne Pharma may reduce the amount of the royalty owed to HPPI under item 4.1 of Schedule 2 by the value of any milestone payments forfeited by Mayne Pharma International under the Angiogenesis and Hedgehog Patent Sublicense;

(c)

Mayne Pharma must submit to HPPI a report setting out, in reasonable detail, the calculation of the royalty amount (including the aggregate actual gross invoice price for the MP Product sold by Mayne Pharma, its Affiliates or any sub licensee during the applicable Quarter) at the same time as it makes payment; and

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 47

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(d)

Mayne Pharma must, and must ensure that its Affiliates and any sub licensee must, promptly process any deduction and in any event, process such deductions no later than one Quarter after they are allowed (in the case of discounts, bonuses, commissions and rebates) applied or the Products sold by Mayne Pharma, its Affiliates or any sub licensee are rejected or returned.

4.3	Credit for payment of the Advance

Each Advance made by Mayne Pharma under item 2 of Schedule 2 (other than any portion of such Advance that has been converted under item 2(d) of Schedule 2) will be credited and set off against royalty payments, if any, due by Mayne Pharma to HPPI under item 4.1 of Schedule 2, as follows (for the avoidance of doubt, any funds invested by Mayne Pharma in consideration of New Securities pursuant to the Top-Up Right shall not be credited and set off against royalty payments, if any, due by Mayne Pharma to HPPI under item 4.1 of Schedule 2 as contemplated hereby):

(a)

With respect to each Advance made by Mayne Pharma prior to the receipt of FDA approval of an NDA for the MP Product in the BCCNS Field, each USD 0.75 increment of each such Advance will be credited and set off against each USD 1.00 increment of royalty due by Mayne Pharma to HPPI under item 4.1 of Schedule 2; and

(b)

With respect to each Advance made by Mayne Pharma on or after the receipt of FDA approval of an NDA for the MP Product in the BCCNS Field, each USD 0.85 increment of each such Advance will be credited and set off against each USD 1.00 increment of royalty due by Mayne Pharma to HPPI under item 4.1 of Schedule 2.

4.4	Books of account

(a)

Mayne Pharma will maintain books of account and records with respect to sales and stocks of the Product in the Territory in the BCCNS Field by Mayne Pharma, its Affiliates and any sub licensee (including stock records) (Mayne Pharma Books of Account).

(b)	HPPI will have the right to appoint, on reasonable notice, an Accountant to inspect and examine the Mayne Pharma Books of Account.

(c)

HPPI will bear the fees of such Accountant unless an error equivalent to 5% or more (in favor of HPPI) of the amounts payable under item 4.1 of Schedule 2 in any calendar year is discovered, in which case the fees will be borne by Mayne Pharma.

(d)	Mayne Pharma will maintain the Mayne Pharma Books of Account in accordance with business accounting standards in the Territory.

5.	Option to buy out the royalty

If, prior to June 30, 2021, HPPI has not successfully consummated the Equity Issuance, then Mayne Pharma has the right, at its option, to satisfy all of its remaining obligations under item 4 of this Schedule 2 by making a single lump sum payment to HPPI (Royalty Buyout Option) in an amount equal to seventy percent (70%) of the fair market value of the remaining royalties payable under item 4 of this Schedule 2 (Royalty Fair Market Value) within 60 days of the determination of the Royalty Fair Market Value becoming conclusive and binding upon Mayne Pharma and HPPI as set out below. Within 30 days following delivery by Mayne Pharma of notice of the exercise of the Royalty Buyout Right to HPPI (Royalty Buyout Notice), Mayne Pharma and HPPI must mutually select an appraiser independent of Mayne Pharma and HPPI and

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 48

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

their respective Affiliates that is skilled in preparing appraisals of the future value of pharmaceutical products (a Qualified Independent Appraiser) to determine the Royalty Fair Market Value. If Mayne Pharma and HPPI are unable to agree on a single Qualified Independent Appraiser, then each party must select a Qualified Independent Appraiser and the two Qualified Independent Appraisers must then determine the Royalty Fair Market Value. If the two Qualified Independent Appraisers cannot agree on the Royalty Fair Market Value within 30 days after their selection, they must, within 30 days, mutually select a third Qualified Independent Appraiser. The mutually selected Qualified Independent Appraiser (or, if applicable, the third Qualified Independent Appraiser) must determine the Royalty Fair Market Value within 30 days of selection, and such determination is conclusive and binding upon Mayne Pharma and HPPI. Mayne Pharma and HPPI must bear equally the fees and expenses of the Qualified Independent Appraisers.

6.	Indemnity

Subject to clause 16.3, Mayne Pharma must indemnify and hold harmless and keep indemnified and held harmless HPPI and each of its Personnel from and against all actions, claims, demands, losses, damages, costs and expenses (including legal expenses as between a solicitor and their own client) howsoever and wheresoever arising, whether during or after the Term, to the extent arising from or in respect of any of the following activities:

(a)	the research, development or registration activities relating to the MP Product in the Territory in the BCCNS Field, directly or indirectly, by Mayne Pharma;

(b)	the importation, promotion, marketing, sale or distribution of the MP Product in the Territory in the BCCNS Field, directly or indirectly, by Mayne Pharma;

(c)	the use or effects of such MP Product in the Territory in the BCCNS Field; and

(d)	to avoid doubt and without limitation, any actual or alleged infringement of Intellectual Property Rights arising from any activities, use or effects referred to above,

except to the extent that such action, claim, demand, loss, damage, cost or expense is caused by a breach of an express warranty given under this Agreement by HPPI or the gross negligence, fraud or willful misconduct of HPPI or its Personnel.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 49

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

Schedule 3 – Trial Master File for Study ***

***

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 50

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

Schedule 4 – Product and Product Specification

Product: SUBA-Itraconazole 50mg hard capsules

1.	Description of the dosage form

Hard gelatin capsules, size *** body and cap printed *** in *** on the cap. ***

2.	Composition

The qualitative composition for SUBA-Itraconazole Capsules is presented in Table 1 below.

***

3.	Container Closure System

SUBA-Itraconazole Capsules 50 mg will be packaged ***.

SUBA-Itraconazole Capsules 50 mg may be packaged ***.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 51

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

Schedule 5 – Economic details

1.	Floor Price, Minimum Order Quantity and Minimum Annual Volumes

1.1	Floor Price and Minimum Order Quantity

Product	Floor Price per unit (USD)	Minimum Order Quantity (MOQ) (capsules)	Incremental Order Quantity (after the MOQ) (capsules)
SUBA-Itraconazole 50mg hard capsule	***	***	***

1.2	Minimum Annual Volumes

***

2.	Forecast Period

***

3.	Delivery terms

EXW (Incoterms 2010), Salisbury, South Australia, Australia.

4.	Minimum shelf life

***

5.	Price

5.1	Product Mayne Pharma provides ***

Mayne Pharma will provide Product and placebo for the conduct of the activities in the applicable Development Plan and any other activities relating to the research, development or registration activities relating to the Product approved by Mayne Pharma, acting reasonably.

***

5.2	Product for which Mayne Pharma ***

HPPI *** Mayne Pharma for:

(a)	any Product required for the conduct of the activities in the Development Plan and any other activities relating to the research, development or registration activities relating to the Product:

(i)	above the amount specified in item 5.1 of this Schedule 5; or

(ii)	***,

at the Floor Price, and payable by HPPI within *** of the date of Mayne Pharma’s invoice, to be issued on or after shipment of the Product; and

(b)	all other Product, in accordance with this item 5 of this Schedule 5.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 52

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

5.3	Definitions

In this Schedule 5:

Actual ASP means for any ***.

Floor Price means the floor price set out in the table above.

Forecast ASP means the forecasted ***.

***

Price is calculated under item 5.6 of this Schedule 5.

Total Net Sales means ***

Transfer Price has the meaning given to it in item 5.5 of this Schedule 5.

Total Units Sold means ***.

5.4	Forecast ASP

At least *** before the start of each ***, the parties will use reasonable commercial efforts to agree on the forecasted Total Net Sales on a per Product basis and the forecasted Total Units Sold for that ***, which will be used to calculate the Forecast ASP.

5.5	Transfer Price

The Transfer Price must be reviewed by the parties, and if necessary, revised at least *** before the start of each ***. The Transfer Price for the Product at the time of invoice is ***.

5.6	Price

The Price to be paid by HPPI for the Product in the Territory is:

(a)	the Transfer Price, payable by HPPI within *** of the date of Mayne Pharma’s invoice, to be issued on or after shipment of the Product; and

(b)	as adjusted by a reconciliation of the Actual ASP in relation to the Forecast ASP ***.

5.7	Timely accounting for deductions

HPPI must, and must ensure that its Affiliate and any Sub Licensee must, promptly process any deduction from Total Net Sales and in any event, process such deductions no later than *** after they are allowed (in the case of discounts, bonuses, commissions and rebates), applied or the Products are rejected or returned.

5.8	Books of Account

(a)

HPPI will maintain books of account and records with respect to sales and stocks of the Product supplied by Mayne Pharma under this Agreement in the Territory by HPPI, its Affiliates and Sub Licensee (including stock records) (HPPI Books of Account).

(b)	Mayne Pharma will have the right to appoint, on reasonable notice, an Accountant to inspect and examine the Books of Account.

(c)

Mayne Pharma will bear the fees of the such Accountant unless an error equivalent to *** or more of the Total Net Sales in any calendar year is discovered, in which case the fees will be borne by HPPI.

(d)	HPPI will maintain the HPPI Books of Account in accordance with business accounting standards in the Territory and at a standard sufficient to facilitate any Product recall.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 53

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(e)

HPPI will have the right to appoint on reasonable notice an Accountant to inspect and examine Mayne Pharma’s manufacturing costs, including Mayne Pharma’s cost of goods as such is relevant to the calculation of the Floor Price.

5.9	Reporting requirements

Within *** from the end of each month of each Quarter, HPPI must use reasonable commercial efforts to submit to Mayne Pharma an estimated reconciliation report in reasonable detail.

6.	Currency and exchange rate

6.1	Currency

USD

6.2	Financial institution for exchange rate

National Bank of Australia Limited

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 54

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

Schedule 6 – Qualification of Backup Manufacturer

1.	Definitions

In this Schedule 6:

***

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 55

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

Schedule 7 – Licence of HPPI Licensed Rights

1.	Licence of HPPI Licensed Rights

1.1	Grant of licence

From the Start Date, HPPI grants to Mayne Pharma an exclusive, perpetual, irrevocable licence to copy and exploit:

(a)	outside the Territory in any field, and

(b)	inside the Territory outside the Field,

any Intellectual Property Right (including all Developed Intellectual Property Right subject to clause 18.5 of the Agreement, but excluding rights in respect of trade and service marks and logos) that satisfies all of the following criteria:

(i)	relates to, or has potential application in connection with, the Product, including any dossier containing technical or clinical information relating to the Product; and

(ii)

is owned by HPPI or its Affiliates or Sub Licensees, or licensed by HPPI, its Affiliates or Sub Licensees (without restriction as to license or sub license) at any time during the period starting at the Start Date until the earlier of:

(A)	***; or

(B)	the termination or expiry of this Agreement,

(HPPI Licensed Rights) including the HP LLC Patents and the HPPI Patents and also including, in respect of Intellectual Property Rights not yet in existence at the Start Date but created before the earlier of the dates referred to in items 1.1(ii)(A) and (B) of this Schedule 7), by way of a grant of a licence of future Intellectual Property Rights, which takes effect from the date of creation of those rights. The license granted pursuant to this item 1.1 of Schedule 7 shall be royalty free, except to the expressly provided in Schedule 2.

1.2	HPPI to ensure it remains free to licence the HPPI Licensed Rights

HPPI must:

(a)	ensure that, in respect of any Intellectual Property Rights comprising the HPPI Licensed Rights owned by it, its Affiliates or any Sub Licensee; and

(b)	use reasonable commercial efforts to ensure that, in respect of any Intellectual Property Rights comprising the HPPI Licensed Rights licensed by it, its Affiliates and any Sub Licensee,

HPPI is free to grant to Mayne Pharma an exclusive, perpetual, irrevocable, royalty free licence to copy and exploit such Intellectual Property Rights outside the Territory in any field or in the Territory outside the Field. Promptly on becoming aware of any restriction on such right to grant such licence, HPPI must notify Mayne Pharma.

1.3	Restriction on assignment or sub licence

The licence under item 1.1 of this Schedule 7 may only be assigned or sub licensed in accordance with this Agreement or otherwise with the prior written consent of HPPI.

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 56

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

1.4	Survival

To avoid doubt, the licenses granted under item 1.1 of this Schedule 7 survive termination of this Agreement.

2.	Copies of documents, data and other information embodying the HPPI Licensed Rights

Promptly in response to a request by Mayne Pharma at any time during the Term or a reasonable period after the termination or expiry of this Agreement, HPPI must provide to Mayne Pharma a copy of any documents, data and other information embodying the HPPI Licensed Rights since the most recent request by Mayne Pharma under this item 2 of Schedule 7. Without limiting the generality of the foregoing, HPPI agrees to provide Mayne Pharma, at HPPI’s expense, access to any Drug Master File (should one exist from time to time) and all pre-clinical or clinical data included as part of the HPPI Licensed Rights.

3.	Intellectual property protection for HPPI Licensed Rights

(a)	HPPI will consult with Mayne Pharma regarding intellectual property protection for such rights outside the Territory.

(b)	In particular, HPPI must give at least *** prior notice before it, or any of its Affiliates:

(i)

discloses any Confidential Information comprised in the HPPI Licensed Rights to any third party unless subject to equivalent restrictions on use and disclosure as those under clause 18, without any right of further disclosure; and

(ii)	without limitation, discloses any Confidential Information comprised in the HPPI Licensed Rights to any patent office, including as part of a patent application.

(c)

If HPPI decides not to file, prosecute or maintain patent protection for any invention comprised in the HPPI Licensed Rights in any country outside the Territory, it must promptly give notice to Mayne Pharma (with such notice to be given at least *** before any deadline for decisions relating to such filing, prosecution or maintenance).

(d)

Mayne Pharma may, by notice to HPPI, request that HPPI make a decision in respect of the filing, prosecution or maintenance of patent protection for any invention comprised in the HPPI Licensed Rights in any country outside the Territory, in which case HPPI must respond before any deadline referred to in item 3(c) of this Schedule 7 but in any event no later than *** after the request by Mayne Pharma.

(e)

If HPPI gives notice to Mayne Pharma under item 3(c) or (d) of this Schedule 7 of its intention not to file, prosecute or maintain patent protection of any invention comprised in the HPPI Licensed Rights in any country outside the Territory, Mayne Pharma may decide to take over such filing, prosecution or maintenance at its cost by giving notice to HPPI before the relevant deadline, in which case:

(i)

HPPI will, or will procure that its Affiliate (as applicable) will, promptly assign to Mayne Pharma or its nominee all rights in respect of the invention (including under any patent application or issued patent); and

(ii)	from the date of such assignment, HPPI acknowledges that:

(A)	such rights no longer form part of the HPPI Licensed Rights;

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 57

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

(B)	Mayne Pharma or its nominee may, in its discretion and at its cost, file, prosecute, maintain, enforce and defend any assigned patent application or issued patent; and

(C)	any information in respect of the invention that is not public knowledge is deemed to be Confidential Information of Mayne Pharma.

4.	Sub-licensing and assignment

4.1	Sub-licensing

Upon notice to HPPI, Mayne Pharma may grant a sub licence of the HPPI Licensed Rights to a third party without the prior written consent of HPPI under a written agreement that includes obligations on that third party that relate to use and disclosure of Intellectual Property Rights of HPPI and Confidential Information of HPPI at least equivalent to those imposed on Mayne Pharma under this Agreement.

4.2	Assignment

Despite clause 26.5(b), Mayne Pharma may assign any of its rights or obligations under this Schedule 7 without the prior written consent of HPPI.

[Signature page follows]

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 58

Confidential Treatment Requested by HedgePath Pharmaceuticals, Inc.,

IRS Employer Identification No. 30-0793665

Signed as an AGREEMENT by authorised officers of each party.

Signed for Mayne Pharma Ventures Pty Ltd by an authorised officer	/s/ Nick Freeman
Signature of officer

Nick Freeman
Name of officer (print)

Company Secretary
Office held

December 17, 2018
Date
Signed for HedgePath Pharmaceuticals, Inc. by an authorised officer	/s/ Nicholas J. Virca
Signature of officer

Nicholas J. Virca
Name of officer (print)

President and CEO
Office held

December 17, 2018
Date

Third Amended and Restated Supply and License Agreement – Mayne Pharma and HPPI | page 59